                                                                    EXHIBIT 10.1

                            STOCK EXCHANGE AGREEMENT

                                  BY AND AMONG

                 SILICON MOUNTAIN MEMORY, INCORPORATED ("SMM"),

                       THE PRINCIPAL STOCKHOLDERS OF SMM,

                               Z-AXIS CORPORATION

                                       AND

                THE PRINCIPAL STOCKHOLDERS OF Z-AXIS CORPORATION

                                   MAY 7, 2006

                            STOCK EXCHANGE AGREEMENT
                                TABLE OF CONTENTS

1.  DEFINITIONS............................................................    1
2.  THE EXCHANGE; ADDITIONAL AGREEMENTS....................................    7
       2.1  Exchange.......................................................    7
       2.2  Transfer of Z-Axis Business....................................    8
       2.3  Z-Axis LLC Purchase............................................    8
       2.4  The Closing....................................................    8
       2.5  Fractional Shares..............................................    8
       2.6  SMM Purchase Rights............................................    8
       2.7  Adjustments....................................................    9
       2.8  No Further Ownership Rights in SMM Common Stock................    9
3.  DIRECTORS AND OFFICERS.................................................    9
4.  EXCHANGE OF SHARES AND PURCHASE RIGHTS.................................    9
       4.1  Exchange Of Shares.............................................    9
       4.2  Exchange Of Purchase Rights....................................    9
       4.3  Mechanics Of Exchange..........................................   10
       4.4  Exemption from Registration....................................   10
5.  REPRESENTATIONS AND WARRANTIES OF Z-AXIS...............................   10
       5.1  Organization and Qualification.................................   11
       5.2  Authority; Enforceability......................................   11
       5.3  No Conflicts...................................................   11
       5.4  No Defaults....................................................   11
       5.5  Consents and Approvals.........................................   12
       5.6  Capitalization; Subsidiaries...................................   12
       5.7  Litigation.....................................................   12
       5.8  Intellectual Property..........................................   13
       5.9  Financial Statements...........................................   13
       5.10 Books and Records..............................................   14
       5.11 Absence of Changes.............................................   14
       5.12 No Undisclosed Liabilities.....................................   15
       5.13 Filings with the SEC...........................................   15
       5.14 Taxes..........................................................   16
       5.15 Benefit Plans..................................................   17
       5.16 Property, Assets...............................................   17
       5.17 Contracts......................................................   18
       5.18 Personnel......................................................   19
       5.19 Compliance with Laws; Permits..................................   19
       5.20 Brokers or Finders.............................................   19
       5.21 Insurance......................................................   19
       5.22 Environmental Compliance.......................................   20
       5.23 Representations Complete.......................................   20
       5.24 Independent Accountants........................................   20
       5.25 Sarbanes Oxley Compliance......................................   21
       5.26 FCPA Compliance................................................   21
       5.27 Financial Recordkeeping and Reporting Compliance...............   21
       5.28 OFAC Compliance................................................   21
       5.29 Non-Compete and Non-Solicitation Agreements....................   21

       5.30 Internal Controls..............................................   22
6.  REPRESENTATIONS AND WARRANTIES OF SMM..................................   22
       6.1  Organization and Qualification.................................   22
       6.2  Authority; Enforceability......................................   23
       6.3  No Conflicts...................................................   23
       6.4  No Defaults....................................................   23
       6.5  Consents and Approvals.........................................   23
       6.6  Capitalization; Subsidiaries...................................   23
       6.7  Litigation.....................................................   24
       6.8  Compliance with Laws; Permits..................................   24
       6.9  Benefit Plans..................................................   24
       6.10 Property, Assets...............................................   25
       6.11 Contracts......................................................   26
       6.12 Personnel......................................................   26
       6.13 Brokers or Finders.............................................   26
       6.14 Environmental Compliance.......................................   26
       6.15 Financial Statements...........................................   27
       6.16 Absence of Changes.............................................   27
       6.17 No Undisclosed Liabilities.....................................   28
       6.18 Purchase Entirely for Own Account..............................   28
       6.19 Intellectual Property..........................................   29
       6.20 Taxes..........................................................   30
       6.21 Insurance......................................................   31
       6.22 Books and Records..............................................   32
       6.23 Representations Complete.......................................   32
       6.24 Independent Accountants........................................   32
       6.25 Sarbanes Oxley Compliance......................................   32
       6.26 FCPA Compliance................................................   33
       6.27 Financial Recordkeeping and Reporting Compliance...............   33
       6.28 OFAC Compliance................................................   33
       6.29 Non-Compete and Non-Solicitation Agreements....................   33
       6.30 Internal Controls..............................................   33
7.  CERTAIN AGREEMENTS.....................................................   33
       7.1  Access And Information.........................................   33
       7.2  Stockholders Authorization.....................................   34
       7.3  Operation Of Business..........................................   34
       7.4  Preservation Of Business.......................................   34
       7.5  Tax Cooperation................................................   35
       7.6  Interim Operations.............................................   36
       7.7  Accuracy Of Representations....................................   38
       7.8  Consents, Waivers And Approvals................................   38
       7.9  Notice Of Breach Of Warranty...................................   38
       7.10 Additional Documents; Further Assurances.......................   38
       7.11 Notice Of Inaccurate Information...............................   38
       7.12 Publicity......................................................   38
       7.13 Stand Still....................................................   39
       7.14 Reverse Split..................................................   39
       7.15 Assumption of SMM Equity Incentive Plan........................   39
       7.16 Preparation of Proxy Statement.................................   39
       7.17 Release from Z-Axis Lease Liabilities..........................   39

8.  CONDITIONS TO PERFORMANCE BY ALL PARTIES...............................   40
       8.1  SMM Approval...................................................   40
       8.2  Z-Axis Approval................................................   40
       8.3  Proceedings....................................................   40
       8.4  Due Diligence..................................................   40
9.  CONDITIONS PRECEDENT TO PERFORMANCE BY SMM.............................   40
10. CONDITIONS PRECEDENT TO PERFORMANCE BY Z-AXIS..........................   42
11. SECURITIES FILINGS.....................................................   44
12. INDEMNIFICATION........................................................   44
       12.1 Survival of Representations, Warranties, Covenants
            and Agreements.................................................   44
       12.2 Indemnification By Z-Axis LLC and the Z-Axis Principal
            Stockholders...................................................   44
       12.3 Indemnification by SMM.........................................   46
       12.4 Limitations on Indemnification.................................   46
       12.5 Indemnification and Insurance..................................   47
       12.6 Remedies.......................................................   47
13. NOTICE OF CLAIM........................................................   47
14. CLOSING................................................................   48
15. TERMINATION AND ABANDONMENT OF THE EXCHANGE............................   49
       15.1 Termination....................................................   49
       15.2 Effect Of Termination..........................................   50
16. AMENDMENT OR WAIVER....................................................   50
17. ENTIRE AGREEMENT.......................................................   50
18. NOTICE.................................................................   50
19. SEVERABILITY...........................................................   52
20. HEADINGS...............................................................   52
21. COUNTERPARTS...........................................................   52
22. EXPENSES...............................................................   52
23. BENEFITS AND ASSIGNMENT................................................   52
24. SPECIFIC PERFORMANCE...................................................   52
25. COSTS..................................................................   52
26. TERMINATION ON DEFAULT.................................................   53
27. CHOICE OF LAW..........................................................   53

                            STOCK EXCHANGE AGREEMENT

     THIS STOCK EXCHANGE AGREEMENT (the "AGREEMENT") is made and entered into as of May 7, 2006 (the "EXECUTION DATE"), by and among Silicon Mountain Memory, Incorporated, a Colorado corporation ("SMM"), Z-Axis Corporation, a Colorado corporation ("Z-Axis"), Rudolph (Tre) Cates and Roger Haston (collectively, the "SMM PRINCIPAL STOCKHOLDERS"), and Alan Treibitz and Stephanie Kelso (collectively, the "Z-AXIS PRINCIPAL STOCKHOLDERS"). SMM, Z-Axis, SMM Principal Stockholders, and the Z-Axis Principal Stockholders may be referred to individually as a "PARTY", and collectively as the "PARTIES".

                                    RECITALS

     A. The Parties believe it is in the best interests of SMM and Z-Axis and their respective stockholders that Z-Axis acquire the issued and outstanding securities of SMM through an exchange (the "EXCHANGE").

     B. Pursuant to the Exchange, and subject to the terms and conditions of this Agreement, following the Reverse Split, Z-Axis will (i) deliver to the SMM Stockholders shares of restricted common stock of Z-Axis (the "EXCHANGE SHARES") in exchange for shares of common stock of SMM (the "ACQUIRED SHARES") and (ii) assume outstanding SMM Purchase Rights and exchange the same for Z-Axis Purchase Rights exercisable for shares of Z-Axis Common Stock (the "Z-AXIS CONVERSION PURCHASE RIGHTS"). As a result of the Exchange, SMM will become a Subsidiary of Z-Axis.

     C. It is also the intention of the Parties that Z-Axis shall prior to the Closing assign all of the assets and liabilities associated with the Z-Axis Business to Z-Axis LLC, the wholly owned Subsidiary of Z-Axis ("Z-AXIS LLC"), and that simultaneously with the Closing, the Z-Axis Principal Stockholders will purchase all of the issued and outstanding limited liability company interests of Z-Axis LLC ("Z-AXIS LLC PURCHASE").

     D. New SMM also intends to consummate a financing involving the private placement of its common stock with certain investors within fifteen business days of the Closing (the "PRIVATE PLACEMENT").

     E. The Parties desire to effect the Exchange as a "reorganization" under the Internal Revenue Code of 1986, as amended (the "CODE") so that the Exchange will not be taxable to SMM, the SMM Stockholders, Z-Axis or the Z-Axis Stockholders. This Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-1(c).

                                    AGREEMENT

     In consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

     1. Definitions. As used in this Agreement the following terms have the meanings indicated:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquired Shares" shall have the meaning set forth in the Recitals.

          "Applicable Liability" shall have the meaning set forth in Section
7.5.

          "Assumed Purchase Right" shall have the meaning set forth in Section 2.6.

          "Claiming Party" shall have the meaning set forth in Section 7.5.

          "Claims" or a "Claim" shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by any Governmental Authority, legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature (including, without limitation, diminution in value and lost profits), Liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys' and experts' fees and disbursements.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Closing" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the Recitals.

          "Colorado Law" shall mean the Colorado Business Corporation Act.

          "Defending Party" shall have the meaning set forth in Section 7.5.

          "EKSH" shall have the meaning set forth in Section 5.24.

          "Encumbrances" or an "Encumbrance" shall mean any covenants, conditions, Liens, encumbrances, equities, security interests, restrictions, Claims, charges, and other Claims or rights of third parties of whatever kind and nature.

          "Environmental Claims" shall mean all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any real property or any real properties currently or formerly owned, leased or operated by Z-Axis or SMM (as applicable) or any of Z-Axis' or SMM's, as the case may be, predecessors or affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from Z-Axis' or SMM's, as the case may be, assets or business; or (iii) any violations of Environmental Laws by Z-Axis or SMM, as the case may be, prior to the Closing Date, including reasonable expenditures necessary to cause Z-Axis or SMM (as applicable) to be in compliance with or resolve violations of Environmental Laws.

          "Environmental Laws" shall mean any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Mine Safety and Health Act, counterpart Laws adopted by any State or local Governmental Authority, and any amendments thereto), including any regulations, plans, other criteria, or guidelines promulgated pursuant to such Laws, or administrative or judicial orders issued pursuant to such Laws, now or hereafter in effect relating to the Remediation, generation, production, installation, use, storage, management, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

          "ERISA" shall have the meaning set forth in Section 5.15.

          "Exchange Shares" shall have the meaning set forth in the Recitals.

          "Exchange" shall have the meaning set forth in the Recitals.

          "Execution Date" shall have the meaning set forth in the Preamble.

          "Expense Reimbursements" shall have the meaning set forth in Section
22.

          "FCPA" shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

          "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, canton, state, regional, local or municipal.

          "Hazardous Materials" shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on real property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any component or derivation thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

          "Hein" shall have the meaning set forth in Section 6.24.

          "Indemnified Officers" shall have the meaning set forth in Section
12.5.

          "Indemnified Party" shall have the meaning set forth in Section 13.

          "Indemnifying Party" shall have the meaning set forth in Section 13.

          "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

          "Liability" and "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

          "Liens" or a "Lien" shall mean any security interest, lien, mortgage, charge, pledge, equitable interest or Encumbrance of any nature and, in the case of securities, any put, call or similar right of a third party with respect to such securities.

          "Litigation" shall mean any litigation, legal action, arbitration, proceeding, demand, Claim or investigation against, affecting or brought by or against an entity or any present or former employees of such entity relating to the business, operations, assets or Liabilities of such entity.

          "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Z-Axis or SMM, as the case may be, any change or effect that is, or so far as can reasonably be determined, is likely to be, materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Z-Axis or SMM, as the case may be.

          "Money Laundering Laws" shall have the meaning set forth in Section 5.27.

          "New SMM" shall mean the entity following the Closing that was formerly Z-Axis Corporation prior to the Closing.

          "Notices" shall have the meaning set forth in Section 18.

          "OFAC" shall have the meaning set forth in Section 5.28.

          "PCAOB" shall have the meaning set forth in Section 5.24.

          "Principal Stockholders" shall mean collectively the Z-Axis Principal Stockholders and the SMM Principal Stockholders.

          "Private Placement" shall have the meaning set forth in the Recitals.

          "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, abandonment or release of Hazardous Materials from any source over, into, under or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

          "Remediation" means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, risk assessment, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or Release of Hazardous Materials.

          "Returned Payments" shall have the meaning set forth in Section 12.5.

          "Reverse Split" shall have the meaning set forth in Section 7.14.

          "Sarbanes-Oxley Act" shall have the meaning set forth in Section 5.13.

          "SEC" refers to the United States Securities and Exchange Commission.

          "SMM" shall have the meaning as set forth in the preamble.

          "SMM Balance Sheet Date" shall have the meaning set forth in Section 6.16.

          "SMM Business" refers to the businesses of providing computer memory services and solutions and of manufacturing computer memory equipment, devices and peripherals, carried on by SMM prior to the Closing and any other business in which the New SMM is engaged or in which SMM plans to engage following the Closing.

          "SMM Common Stock" shall mean the $.001 par value common stock of SMM.

          "SMM Contracts" shall have the meaning set forth in Section 6.11.

          "SMM Equity Incentive Plan" shall mean the Silicon Mountain Memory Incorporated 2003 Equity Incentive Plan as revised on October 15, 2003.

          "SMM Financial Statements" shall have the meaning set forth in Section 6.15.

          "SMM Holders" shall collectively mean the SMM Stockholders and the SMM Purchase Rights Holders.

          "SMM Intellectual Property" shall have the meaning set forth in
Section 6.19.

          "SMM Leases" shall have the meaning set forth in Section 6.10.

          "SMM License" shall have the meaning set forth in Section 6.19.

          "SMM Purchase Rights Holders" shall mean the holders of SMM outstanding options listed on EXHIBIT B attached hereto.

          "SMM Purchase Rights" shall mean any option, warrant or other right to acquire shares of SMM common stock.

          "SMM Real Property" shall have the meaning set forth in Section 6.10.

          "SMM Stockholders" shall mean the holders of the SMM Common Stock listed on Exhibit A attached hereto.

          "SMM Subsidiary" shall mean SMPC, Inc.

          "SMM Websites" shall have the meaning set forth in Section 6.19.

          "Special Committee" shall have the meaning set forth in Section 10.10.

          "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Z-Axis or SMM, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Tax Return" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any schedule, attachment and related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes, and including any amendments thereof.

          "Taxes" or a "Tax" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, profits, value added, real and personal property, sales, use, transfer, severance, stamp, occupation, disability, license, payroll, withholding, social security, franchise, gains, built in gains, unemployment insurance, workers' compensation, employer health tax or other taxes, imposed by any Governmental Authority from time to time and shall include any interest, penalties or additions to tax attributable to any of the foregoing, whether disputed or not, including, without limitation, any Liability for taxes as a transferee or successor, by contract or otherwise.

          "Transfer Agent" refers to Computershare Trust Company, located at 350 Indiana Street, Suite 800, Golden, Colorado 80401.

          The "VWAP" means the weighted average trading price for New SMM's common stock on the over-the-counter bulletin board system for ten consecutive trading days, with the first of such consecutive ten trading days to be five trading days before the Closing Date. The VWAP is calculated by adding, for each trade, the product obtained by multiplying the price of the trade by the number of shares traded, and then dividing the sum of all such products by the aggregate sum of the number of shares traded in those transactions.

          "Z-Axis Assets and Liabilities" shall have the meaning set forth in
Section 2.2.

          "Z-Axis Balance Sheet Date" shall have the meaning set forth in
Section 5.11.

          "Z-Axis Business" refers to the business of providing video graphic presentation and related services in the litigation services industry for commercial and government customers carried on throughout the United States and Europe by Z-Axis prior to the Closing.

          "Z-Axis Common Stock" shall mean the $.001 par value common stock of Z-Axis.

          "Z-Axis Contracts" shall have the meaning set forth in Section 5.17.

          "Z-Axis Conversion Purchase Rights" shall have the meaning set forth in the Recitals.

          "Z-Axis Intellectual Property" shall have the meaning set forth in
Section 5.8.

          "Z-Axis Landlord" shall have the meaning set forth in Section 7.17.

          "Z-Axis Lease" shall have the meaning set forth in Section 5.16.

          "Z-Axis License" shall have the meaning set forth in Section 5.8.

          "Z-Axis LLC Purchase Agreement" shall have the meaning as set forth in
Section 2.3.

          "Z-Axis LLC Purchase" shall have the meaning set forth in the Recitals.

          "Z-Axis LLC" shall have the meaning as set forth in the Recitals.

          "Z-Axis Office" shall have the meaning set forth in Section 7.17.

          "Z-Axis Office Lease Assignment" shall have the meaning set forth in
Section 7.17.

          "Z-Axis Principal Stockholders" shall have the meaning set forth in the preamble.

          "Z-Axis Purchase Rights" shall mean any option, warrant or other right to acquire shares of Z-Axis Common Stock except any right to acquire Z-Axis Common Stock pursuant to the Exchange.

          "Z-Axis Real Property" shall have the meaning set forth in Section
5.16.

          "Z-Axis SEC Documents" shall have the meaning set forth in Section
5.13.

          "Z-Axis Securities" shall have the meaning set forth in Section 6.18.

          "Z-Axis Stockholders" shall mean the stockholders of Z-Axis.

          "Z-Axis Transfer" shall have the meaning as set forth in Section 2.2.

          "Z-Axis Websites" shall have the meaning set forth in Section 5.8.

          "Z-Axis" shall have the meaning as set forth in the Preamble.

     2. The Exchange; Additional Agreements.

          2.1 Exchange. Subject to the terms and conditions hereof, at the Closing, Z-Axis shall (i) deliver to the SMM Stockholders the Exchange Shares in exchange for all the issued and outstanding shares of SMM Common Stock, and (ii) deliver to the SMM Purchase Rights Holders the Z-Axis Conversion Purchase Rights in exchange for the SMM Purchase Rights owned by the SMM Purchase Rights Holders, with Z-Axis then being the sole stockholder of SMM.

          2.2 Transfer of Z-Axis Business. Prior to the Closing, pursuant to such documentation that is reasonably acceptable to SMM, (i) Z-Axis shall transfer (the "Z-AXIS TRANSFER"), assign, convey and deliver all of Z-Axis' right, title and interest in and to all of Z-Axis' assets, real, personal or mixed, tangible and intangible, of every kind and description wherever located and all Liabilities of Z-Axis, including all Liabilities associated with the Z-Axis Business and any other Liability of Z-Axis, including, without limitation, Liability of Z-Axis for any Taxes attributable to the Z-Axis LLC Purchase, (the "Z-AXIS ASSETS AND LIABILITIES") to Z-Axis LLC, its wholly owned Subsidiary, and (ii) Z-Axis LLC shall assume all Liabilities associated with the Z-Axis Business and shall assume any other Liability of Z-Axis, which has been incurred prior to Closing. Following the Z-Axis Transfer and immediately prior to the Closing, no assets or Liabilities of whatever kind or nature, including those used in, associated with or related to the Z-Axis Business, shall remain with Z-Axis but shall be in Z-Axis LLC.

          2.3 Z-Axis LLC Purchase. Simultaneously with the Closing, the Z-Axis Principal Stockholders shall purchase all of the outstanding limited liability company interests of Z-Axis LLC pursuant to the Limited Liability Interest Purchase Agreement substantially in the form and content as attached hereto as EXHIBIT C (the "Z-AXIS LLC PURCHASE AGREEMENT") the final version of which shall be subject to the reasonable approval of SMM as such agreement will not be executed on or before the Execution Date. The execution of the Z-Axis LLC Purchase Agreement by the Z-Axis Principal Stockholders shall be a condition to Closing.

          2.4 The Closing. Unless this Agreement is earlier terminated pursuant to Section 15, the closing of the Exchange (the "Closing") will take place as promptly as practicable, following satisfaction or waiver of the conditions set forth in Sections 8, 9 and 10, at the offices of Patton Boggs LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado, 80264. Unless another date or time is agreed to by SMM and Z-Axis, the Closing shall occur at 1:00 p.m. on the first business day after the effective date of approval of the Exchange by the Z-Axis Stockholders. The date upon which the Closing actually occurs is herein referred to as the "CLOSING Date." The Closing shall be deemed to be effective as of the 12:01 a.m. Mountain Time on the Closing Date.

          2.5 Fractional Shares. No fractional shares of Z-Axis Common Stock shall be issued pursuant to the Exchange, but in lieu thereof, if a fractional share of Z-Axis Common Stock would otherwise be issued to any SMM Stockholder, the number of shares of Z-Axis Common Stock to be received by such SMM Stockholder who would otherwise be entitled to a fraction of a share of Z-Axis Common Stock (after aggregating all fractional shares of Z-Axis Common Stock to be received by such holder) shall be rounded up or down to the nearest whole share.

          2.6 SMM Purchase Rights. Prior to the Closing, the Z-Axis Stockholders shall have approved and Z-Axis shall have assumed, effective as of the Closing, the SMM Equity Incentive Plan. At the Closing, all SMM Purchase Rights then outstanding as identified on EXHIBIT B attached hereto shall be assumed by Z-Axis (each such an "ASSUMED PURCHASE RIGHT" and collectively the "ASSUMED PURCHASE RIGHTS"). Each Assumed Purchase Right shall continue to have, and be subject to, the same terms and conditions as in effect immediately prior to the Closing, except that (i) each Assumed Purchase Right will be exercisable for the shares of Z-Axis Common Stock that are identified in EXHIBIT B; and (ii) the per share exercise price for the shares of Z-Axis Common Stock issuable upon exercise of each Assumed Purchase Right will be equal to the exercise price per share of Z-Axis Common Stock at which such Assumed Purchase Right was exercisable immediately prior to the Closing as identified in EXHIBIT B. Notwithstanding the foregoing, the Assumed Purchase Rights shall be adjusted to account for the Reverse Split so that they will be exercisable for the same number of shares of Z-Axis Common Stock at the same exercise price as if they had been exercised for shares of SMM Common Stock prior to the Exchange and then those shares of SMM Common Stock had been exchanged for shares of Z-Axis Common Stock pursuant to the Exchange. To evidence the assumption of the Assumed Purchase Rights by Z-Axis, Z-Axis will issue to each holder of an Assumed Purchase Right a replacement option agreement and to the extent such holders of SMM Purchase Rights have been provided an applicable replacement option agreement then, contemporaneously, such SMM Purchase Rights shall be cancelled and thereafter be of no further force or effect.

          2.7 Adjustments. The Exchange Shares and the Z-Axis Conversion Purchase Rights shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Z-Axis Common Stock or SMM Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Z-Axis Common Stock or SMM Common Stock occurring after the date hereof and prior to Closing.

          2.8 No Further Ownership Rights in SMM Common Stock. All shares of Z-Axis Common Stock issued upon the surrender for exchange of the Acquired Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Acquired Shares, and there shall be no further registration of transfers on the records of SMM of shares of SMM Common Stock which were outstanding immediately prior to the Closing.

     3. Directors and Officers. At the Closing, the members of the Board of Directors of Z-Axis and of any Subsidiary of Z-Axis, and each person serving as an officer of Z-Axis or of any Subsidiary of Z-Axis, shall resign his or her respective positions by tendering written resignations, and the members of the Board of Directors of SMM who are members prior to the Closing, consisting of John Blackman, Rudolph (Tre) Cates, Mickey Fain, Rick Butler, Eric Wittenburg, Dennis Clark and Chong Man Lee (the "NEW BOARD") will be simultaneously appointed to serve as members of the Board of Directors of New SMM and of all Subsidiaries of New SMM excepting Z-Axis LLC, with such appointments to be effective as of the Closing. The New Board shall elect the following to serve in the offices indicated beginning as of the Closing Date: Rudolph (Tre) Cates, Chief Executive Officer, and Roger Haston, Chief Financial Officer.

     4. Exchange of Shares and Purchase Rights.

          4.1 Exchange Of Shares. At the Closing Z-Axis shall deliver to the SMM Stockholders the number of Exchange Shares set forth opposite their respective names in EXHIBIT A attached hereto in exchange for the Acquired Shares, and the SMM Stockholders shall each deliver to Z-Axis a SMM stock certificate or certificates (as the case may be) representing all the Acquired Shares owned by each of the SMM Stockholders together with a duly executed stock power and assignment transferring those shares to Z-Axis.

          4.2 Exchange Of Purchase Rights. At the Closing Z-Axis shall deliver to the SMM Purchase Rights Holders, the number of Z-Axis Conversion Purchase Rights set forth opposite their respective names in EXHIBIT B in exchange for all the Assumed Purchase Rights in accordance with the terms of Section 2.6 hereof.

          4.3 Mechanics Of Exchange. At the Closing, SMM shall cause the SMM Stockholders and the SMM Purchase Rights Holders to surrender any and all certificates representing the Acquired Shares and the Assumed Purchase Rights, as applicable, together with any other reasonably required documents, to Z-Axis, and the SMM Stockholders and SMM Purchase Rights Holders shall be entitled, upon surrender, to receive in exchange therefor certificates representing the Exchange Shares and Z-Axis Conversion Purchase Rights, as applicable, in accordance with the terms of this Agreement. Alternatively, if an SMM Stockholder requests his or her Exchange Shares to be held by a brokerage firm or other eligible nominee, Z-Axis will provide irrevocable instructions to its Transfer Agent providing for book entry issuances of the applicable Exchange Shares. If any certificate for Z-Axis Common Stock is to be issued in a name other than that in which the certificate for shares of SMM Common Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other Taxes or fees required by reason of the issuance of certificates for Z-Axis Common Stock in a name other than that of the registered holder of the SMM certificate surrendered. If any SMM certificates representing shares of SMM Common Stock shall have been lost or destroyed, the SMM Stockholders who are the registered owners of those shares may obtain the certificate representing the Z-Axis Common Stock to which the SMM Stockholders are entitled by reason of the consummation of the Exchange, provided that the SMM Stockholders deliver to Z-Axis and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or a bond satisfactory to Z-Axis and the Transfer Agent indemnifying Z-Axis and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates are thereafter presented to Z-Axis or the Transfer Agent for exchange.

          4.4 Exemption from Registration. The shares of Z-Axis Common Stock to be issued in connection with the Exchange will be issued in a transaction exempt from registration under the 1933 Act and applicable state Blue Sky Laws pursuant to Section 4(2) of the 1933 Act and analogous state exemptions under applicable Blue Sky Laws, and such shares will constitute "restricted securities" within the meaning of the 1933 Act.

     5. Representations and Warranties of Z-Axis. Z-Axis hereby represents and warrants, and concerning Section 5.6(a) only Z-Axis and each Z-Axis Principal Stockholder hereby represent and warrant, jointly and severally, to SMM and each SMM Holder as follows, which representations and warranties are true, correct and complete as of the Execution Date and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

          5.1 Organization and Qualification.

               (a) As of the Closing, Z-Axis is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Z-Axis is qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failure to be so duly qualified, licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect on Z-Axis. Z-Axis has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. SCHEDULE 5.1 sets forth each jurisdiction where Z-Axis is so qualified or licensed to do business.

               (b) Z-Axis has delivered to SMM complete and correct copies of its (i) articles of incorporation and bylaws, which articles of incorporation and bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors' and shareholders' meetings, as the same are now available to Z-Axis in its records or those of its professionals, all of which are complete and accurate as of the date hereof, (iii) stock certificate and transfer sheets from the Transfer Agent for Z-Axis, which collectively correctly set forth the record ownership of all outstanding shares of capital stock, (iv) records of all rights to purchase capital stock of such entity and (v) form of stock certificates, option plans and agreements and rights to purchase shares of capital stock of such entity. Z-Axis is not in violation, and has not taken any action in violation, of any provisions of its articles of incorporation or bylaws.

          5.2 Authority; Enforceability. Z-Axis has all requisite power and authority to execute and deliver this Agreement, to perform each of its obligations hereunder, and to consummate the transactions contemplated hereby. All actions required on the part of Z-Axis for such execution, delivery, and performance of this Agreement have been duly and validly taken. Assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid, and binding obligation of Z-Axis enforceable against Z-Axis in accordance with its respective terms, except as the enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general equitable principles.

          5.3 No Conflicts. The execution and delivery by Z-Axis of this Agreement, and the performance and consummation by Z-Axis of the transactions contemplated hereby will not (i) conflict with such entity's articles of incorporation or bylaws; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, lease, license, agreement or other instrument or obligation to which such entity is a party or by which such entity's assets or properties are bound; (iii) result in the creation of any Encumbrance on any of the assets or properties of such entity; or (iv) violate any law, rule, regulation or order applicable to such entity or any of such entity's assets or properties.

          5.4 No Defaults. Z-Axis is not (i) in violation of any provision of its articles of incorporation or bylaws or (ii) in default or violation of any term condition or provision of (A) any judicial or Governmental Authority decree or order applicable to Z-Axis or (B) any agreement, note, material Contract, lease or instrument, permit or license to which Z-Axis is a party.

          5.5 Consents and Approvals. Except as set forth in SCHEDULE 5.5, no approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other third party is required to be made, obtained, or given by Z-Axis: (a) for or in connection with the valid execution and delivery by Z-Axis of this Agreement or the consummation by such party of the transactions contemplated hereby including the Z-Axis Business Transfer; or (b) as a condition to the legality, validity or enforceability as against Z-Axis of this Agreement.

          5.6 Capitalization; Subsidiaries.

               (a) The authorized capital stock of Z-Axis consists of (i) 10,000,000 shares of Z-Axis Common Stock, of which 3,825,000 shares of common stock are issued and outstanding, and (ii) as of the Closing and following the Reverse Split, 30,000,000 shares of Z-Axis Common Stock, of which 425,000 shares are issued and outstanding. Immediately prior to the Closing, Z-Axis owns all of the outstanding limited liability company interests of Z-Axis LLC. As of the Closing, all of the issued and outstanding shares of Z-Axis Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of Encumbrances, are not subject to preemptive rights or rights of first refusal created by statute, the articles of incorporation of Z-Axis or any agreement to which Z-Axis is a party or is bound, and have been offered, issued and sold by Z-Axis in compliance with all applicable securities Laws. Except as set forth in SCHEDULE 5.6(A), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Z-Axis any shares of Z-Axis Common Stock is authorized or outstanding, (ii) Z-Axis has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or security or to issue or distribute to holders of any shares of Z-Axis Common Stock any evidence of indebtedness or assets of Z-Axis, (iii) Z-Axis has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of Z-Axis Common Stock or any interest therein or to pay any dividend or any distribution in respect thereof, and (iv) no person or holder of any security of Z-Axis has or will have, and Z-Axis does not have and will not have, any obligation concerning any right to the registration of any security or of any transaction of Z-Axis. SCHEDULE 5.6(A) accurately reflects the outstanding Z-Axis Purchase Rights, the price at which each is convertible into Z-Axis Common Stock, the expiration date, and the names of the record and beneficial owners. The Z-Axis Purchase Rights shall have the uniform expiration date of May 1, 2011, subject to the Closing of the Exchange under this Agreement.

               (b) Except for Z-Axis LLC, which is a wholly owned Subsidiary of Z-Axis, Z-Axis has no (and prior to the Closing will have no) other Subsidiaries and does not (and prior to the Closing, will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any entity.

          5.7 Litigation. There is no Litigation of any nature pending or threatened against or involving Z-Axis or the transactions contemplated by this Agreement or any transactions contemplated hereby, nor does Z-Axis have any reasonable basis to believe that there is any basis for any such Litigation.

          5.8 Intellectual Property. SCHEDULE 5.8 sets forth all of the names under which Z-Axis does business and all intellectual property rights used in the businesses of Z-Axis as currently conducted, including all patents and patent applications, brand names, brand marks, fictitious names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, logos, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; computer programs; technology, trade secrets, know-how, confidential information, proprietary processes and formulae (collectively, the "Z-AXIS INTELLECTUAL PROPERTY"). Z-Axis owns, or has a valid license to use, all Z-Axis Intellectual Property free and clear of all Liens. Each item of Z-Axis Intellectual Property is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned. SCHEDULE 5.8 sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Z-Axis Intellectual Property by or Z-Axis (other than "shrink-wrap" license agreements relating to commercial off-the-shelf software) and identifies whether Z-Axis is the licensee or licensor thereunder (each a "Z-AXIS LICENSE" and, collectively, the "Z-AXIS LICENSES"). The Z-Axis Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any of the Z-Axis Licenses. Each Z-Axis License will continue to be valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement including the transfer of the Z-Axis Business to Z-Axis LLC. Z-Axis' current or past use of the Z-Axis Intellectual Property does not infringe and has not infringed upon the rights owned or controlled by any third party and, to the knowledge of Z-Axis or the Z-Axis Principal Stockholders, (i) no third party is infringing upon any of the Z-Axis Intellectual Property, and (ii) Z-Axis has not to date, infringed upon the intellectual property of any other person or entity.
SCHEDULE 5.8 sets forth an accurate and complete list of all Web sites, by URL (the "Z-AXIS WEB SITES"), used by Z-Axis and a description of the lines of business in and purposes for which each such Z-Axis Web Site is used.

          5.9 Financial Statements. Z-Axis has delivered to SMM (i) its audited financial statements (balance sheets, statements of income, statement of changes in stockholders' equity and statements of cash flows) as at, and for the fiscal years ended March 31, 2005 and March 31, 2004 and (ii) its unaudited condensed financial statements (condensed balance sheets, statements of operations, and statements of cash flows) as at, and for the nine-month period ended, December 31, 2005 (collectively, the "Z-AXIS FINANCIAL STATEMENTS"). The Z-Axis Financial Statements complied as to form in all material respects with applicable accounting requirements as of their respective dates, and were prepared in accordance with GAAP on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto or as permitted by Regulation S-B, as applicable to filings under the 1933 Act and the 1934
Act). The Z-Axis Financial Statements fairly present in all material respects the financial condition and operating results of Z-Axis as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to presentation in a condensed format and normal year-end audit adjustments. Z-Axis maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP or, where permitted, in accordance with Regulation S-B.

          5.10 Books and Records. The minute books and stock record books and other similar records of Z-Axis have been provided or made available to SMM or its counsel prior to the execution of this Agreement. Such minute books contain an accurate record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders, and committees of the board of directors of Z-Axis from inception through the date hereof.

          5.11 Absence of Changes. Since December 31, 2005 (the "Z-AXIS BALANCE SHEET DATE") there has not been any occurrence or event which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Z-Axis. Since the Z-Axis Balance Sheet Date, Z-Axis has operated its business in the ordinary course of business consistent with past practice. In addition, without limiting the generality of the foregoing, except as set forth on
SCHEDULE 5.11 or as contemplated by this Agreement, since the Z-Axis Balance Sheet Date:

               (a) Z-Axis has not entered into any contract in connection with any transaction involving a proposal to acquire substantially all of the assets or stock of Z-Axis;

               (b) Z-Axis has not entered into any strategic alliance, joint development, or joint marketing contract;

               (c) There has not been any material amendment or other modification (or agreement to do so), or violation of the terms of, any of the contracts set forth or described in the SCHEDULE 5.17;

               (d) Z-Axis has not entered into any transaction with any officer, director, stockholder, affiliate, or associate of Z-Axis;

               (e) No Litigation has been commenced or, to the knowledge of Z-Axis, threatened by or against Z-Axis;

               (f) Z-Axis has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Z-Axis Common Stock, or effected or approved any split, combination or reclassification of any Z-Axis Common Stock except the Reverse Split, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Z-Axis Common Stock;

               (g) There has not been any amendment to Z-Axis' articles of incorporation or bylaws;

               (h) Z-Axis has not made, or agreed to make, payment, discharge, or other satisfaction, in an amount in excess of $5,000, in any one case, or $10,000 in the aggregate, of any Claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practices or (ii) the payment of costs and expenses incurred by Z-Axis as part of fulfilling its obligations concerning the transactions contemplated by this Agreement;

               (i) Z-Axis has not incurred any indebtedness or guaranteed any indebtedness, issued or sold any debt securities of Z-Axis, or guaranteed any debt securities of others;

               (j) Z-Axis has not granted or agreed to grant any bonus, severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, which are set forth on SCHEDULE 5.17 and copies of which have been delivered to SMM;

               (k) Z-Axis has not paid or approved the payment of any consideration to any current or former officer, director, stockholder, employee, independent contractor or consultant of Z-Axis outside the ordinary course of business;

               (l) Z-Axis has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any Tax allocation, sharing, indemnity or settlement agreement or compromise of any Claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes with any Governmental Authority or otherwise; and

               (m) Z-Axis has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in, or cause or having the effect of any of the foregoing.

          5.12 No Undisclosed Liabilities. As of the date of execution of this Agreement, except as reflected or reserved against in the Z-Axis Financial Statements, there are no Liabilities (whether absolute, accrued or contingent, fixed or otherwise) of, relating to or affecting Z-Axis or Z-Axis' assets, other than Liabilities not exceeding $10,000 in the aggregate.

          5.13 Filings with the SEC. Z-Axis has made available to SMM each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the 1933 Act), definitive proxy statement, and other filings filed with the SEC by Z-Axis since inception and, prior to the Closing, Z-Axis will have furnished or made available to SMM true and complete copies of any additional documents filed with the SEC by Z-Axis after the date hereof and prior to the Closing (collectively, the "Z-AXIS SEC DOCUMENTS"). As of their respective filing dates, the Z-Axis SEC Documents complied in all material respects with the requirements of the 1934 Act and the 1933 Act. Except as describe in SCHEDULE 5.13, Z-Axis has timely filed with the SEC all filings required by the 1934 Act and the 1933 Act and has provided all certifications of its officers which are required by the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the "SARBANES OXLEY ACT"), as such rules and regulations have been enacted by the SEC. All documents required to be filed as exhibits to the Z-Axis SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and Z-Axis is not in material default thereof. None of the Z-Axis SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Z-Axis makes no representations or warranties as to the information contained in or omitted from Z-Axis SEC Documents in reliance upon and in conformity with information furnished to Z-Axis by or on behalf of counterparties to the material contracts included in the Z-Axis SEC Documents.

          5.14 Taxes.

               (a) All Tax Returns required to have been filed by or with respect to Z-Axis on or before the Closing Date have been duly and timely filed (including any extensions). All such Tax Returns are true, complete and accurate in all material respects. All Taxes that are due and payable by Z-Axis for periods (or portions of periods) ending on or before the Closing Date, including, but not limited to, any income Taxes attributable to income earned during the portion of the period ending on or before the Closing Date (determined using a closing of the books method), have been paid or accrued on the balance sheets included in the Z-Axis Financial Statements. Z-Axis has made available to SMM true and correct copies of the Tax Returns filed by Z-Axis for each of the three most recent fiscal years for which such returns have been filed.

               (b) Z-Axis is not a party to any agreement extending the time within which to file any Tax Return.

               (c) Z-Axis has withheld and paid all Taxes required to have been withheld and paid and has complied with all information reporting requirements in connection with amounts paid or owing to any employee, creditor or independent contractor.

               (d) Z-Axis does not have knowledge of any actions by any Governmental Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or Claim concerning any Tax Liability of Z-Axis either (i) pending, or to Z-Axis' knowledge, threatened by any Governmental Authority or (ii) of which Z-Axis is otherwise aware. There are no Liens for Taxes upon the assets or properties of Z-Axis other than Liens for Taxes not yet due. No audit or other proceedings by any Governmental Authority is pending or, to Z-Axis' knowledge, threatened with respect to any Taxes due from or with respect to Z-Axis. Z-Axis has delivered to SMM all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Z-Axis since Z-Axis' inception.

               (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, Z-Axis or with respect to any Tax assessment or deficiency affecting Z-Axis.

               (f) Z-Axis has no Liability for the Taxes of any person or entity other than the Z-Axis (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract or otherwise.

               (g) Z-Axis has neither agreed to make nor is required to make any adjustment under Section 481 of the Code.

               (h) Z-Axis is not a party to or bound by any obligations under any Tax sharing, allocation, indemnity or similar agreement or arrangement.

               (i) Z-Axis was not included and is not includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations.

               (j) Z-Axis is not a party to any contract, agreement or arrangement covering any current or former employee or consultant of Z-Axis that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 162(m) or Section 280G of the Code or the treasury regulations thereunder.

               (k) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of Z-Axis under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.

               (l) Z-Axis is not, and has not been, required to make any disclosure to any Tax authority with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.

               (m) Z-Axis has no reason to believe that any conditions exist that might prevent or impede the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          5.15 Benefit Plans. Except as described in SCHEDULE 5.15, Z-Axis does not maintain (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) and is not required to contribute to a "welfare plan" (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than "continuation coverage" (as defined in Section 602 of ERISA)); (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements, (iv) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, and (v) other fringe or employee benefit plans, programs or arrangements. Z-Axis has not incurred or could reasonably be expected to incur any withdrawal Liability under Section 4201 of ERISA, any Liability under Section 4062, 4063, or 4064 of ERISA, or any other Liability under Title IV of ERISA.

          5.16 Property, Assets.

               (a) As of the Execution Date, Z-Axis, and as of the Closing (following the Z-Axis Transfer), Z-Axis LLC, owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the assets used in the Z-Axis Business. Such assets are sufficient in nature, quality and quantity to conduct such business as it is currently conducted. As of the Execution Date, Z-Axis, and as of the Closing (following the Z-Axis Transfer), Z-Axis LLC have good and marketable title to all the assets used in its respective business, or associated leaseholds therein, free and clear of all Liens. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned structures, are structurally sound. As of the Closing, no other company owns or retains control over any asset used in the Z-Axis Business except in the case of leased assets.

               (b) Neither Z-Axis nor Z-Axis LLC owns any real property.
     SCHEDULE 5.16 contains a list of all real property (collectively, "Z-AXIS REAL PROPERTY") leased or subleased by Z-Axis (a "Z-AXIS LEASE" and, collectively, the "Z-AXIS LEASES"), identifying the lessor and lessee, whether or not the lessor is an affiliate of Z-Axis, or an officer, director, partner, member, manager or stockholder of Z-Axis or of any affiliate of Z-Axis (or any immediate family member of any such person), rental rate, lease term, expiration date, square footage and existence of any renewal option. Except as set forth in Schedule 5.16, no lessor of any office or facility occupied by Z-Axis is an affiliate of Z-Axis, or an officer, director, partner, member or stockholder of Z-Axis or an affiliate of Z-Axis (or an immediate family member of any such person). With respect to each Z-Axis Lease, Z-Axis has a valid leasehold interest, free and clear of all Liens except for defects in title or Liens which do not and will not interfere with the use of such Z-Axis Real Property as presently used or intended by Z-Axis to be used, or otherwise materially impair business operations at such properties, or materially detract from the value of such Z-Axis Real Property as presently used or intended by Z-Axis to be used. Each Z-Axis Lease is legal, valid and binding on and enforceable against Z-Axis and the other parties thereto and is in full force and effect. Upon the consummation of the transactions contemplated herein, including the Z-Axis Transfer, assuming the receipt of the consent of certain landlords by Z-Axis in connection with the change of control contemplated by this Agreement, each Lease shall remain in full force and effect with Z-Axis, LLC as the sole lessee and obligor without any loss of benefits thereunder and without the need to obtain any consent of any party thereto to the transactions contemplated herein. Z-Axis has delivered to SMM true, correct and complete copies of all Z-Axis Leases, as such leases have been amended to date. Z-Axis is not in default, and will not be in default as a result of the passage of time, with respect to any Z-Axis Lease.

               (c) SCHEDULE 5.16 sets forth a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by, Z-Axis which have a book value in excess of $500 per item. Except as set forth in SCHEDULE 5.16, such personal property is not held under any lease, security agreement, conditional sales contract, or other retention or security arrangement or subject to any Liens, or is located other than in the possession of Z-Axis.

          5.17 Contracts.

               (a) Except for the contracts described in SCHEDULE 5.17, Z-Axis is not a party to or subject to any contract, arrangement, agreement, license, lease, commitment, instrument of any nature, written or oral (collectively, the "Z-AXIS CONTRACTS").

               (b) Each Contract to which Z-Axis is a party or by which is bound
     (i) is valid and binding on such entity and each other party thereto, (ii) is in full force and effect unamended, (iii) has not been breached by such entity or any other party thereto, (iv) contains no liquidated damages, penalty or similar provision, and (v) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of the Closing, with respect to Z-Axis, LLC and not with respect to New SMM, immediately after giving effect to the consummation of the transactions contemplated by this Agreement including the Z-Axis Transfer. Z-Axis has not been notified that any party to any such Z-Axis Contract intends to cancel, withdraw, modify or amend such Z-Axis Contract. Z-Axis and, to the knowledge of Z-Axis, each other party thereto, has performed all material obligations required to be performed by it on or prior to the date hereof under each Z-Axis Contract, and Z-Axis is not currently aware of any facts from which it could reasonably conclude that it or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such Z-Axis Contract.

          5.18 Personnel. SCHEDULE 5.18 lists the names of all current directors, officers, employees, independent contractors and consultants of Z-Axis, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. The employment of each of Z-Axis' employees is "at will." Z-Axis has no obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of Z-Axis' employees under any agreement, plan or program as a result of the transactions set forth in this Agreement, including termination of their employment by Z-Axis and their contemporaneous employment by Z-Axis LLC.

          5.19 Compliance with Laws; Permits.

               (a) Z-Axis has complied with each Law, rule, regulation, judgment, order and decree of any Governmental Authority to which Z-Axis, or Z-Axis' business, operations, or assets is subject and is not currently in violation of any of the foregoing.

               (b) Z-Axis owns, holds, possesses or lawfully uses in the operation of Z-Axis' business all permits which are in any manner necessary for Z-Axis' conduct of its business as now or previously conducted. Z-Axis is not in default, nor has Z-Axis received any notice of any Claim of default, with respect to any such permits.

          5.20 Brokers or Finders. Z-Axis has no commitment to, and is not aware of any commitment to, any agent, broker, investment banker or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          5.21 Insurance. Z-Axis has in full force and effect as of the Closing Date such insurance policies as are customary in its industry (including policies providing property, casualty, employment practices, liability and workers' compensation coverage and bond and surety arrangements) including coverage, deductibles and ceilings that are reasonable and customary in the industry. SCHEDULE 5.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, errors and omissions, employment practices, liability and workers' compensation coverage and bond and surety arrangements) to which Z-Axis is a party, a named insured or otherwise the beneficiary of coverage:

               (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

               (b) the policy number and the period of coverage;

               (c) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, (i) the policy is legal, valid, binding, enforceable and in full force and effect and shall remain in effect through Closing, and (ii) Z-Axis is not, and to Z-Axis' knowledge no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy. Z-Axis shall notify each insurer that as of the Closing, the beneficiary and obligor for payment of all policy premiums under all such policies shall thereupon become Z-Axis LLC.

          5.22 Environmental Compliance.

               (a) Z-Axis has complied and is in compliance with all Environmental Laws.

               (b) Z-Axis has no Liability, known or unknown, contingent or absolute, under any Environmental Law, and Z-Axis is not responsible for any such Liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or threatened Environmental Claims as to Z-Axis, and neither Z-Axis nor any officer, director or stockholder of Z-Axis has directly or indirectly received any notice of any Environmental Claim from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such Environmental Claim.

          5.23 Representations Complete. None of the representations or warranties made by Z-Axis herein or in any certificate or other instrument furnished by Z-Axis pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          5.24 Independent Accountants. Ehrhardt Keefe Steiner & Hoffman PC ("EKSH") are independent public accountants with respect to Z-Axis within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and the Public Company Accounting Oversight Board (including the rules and regulations promulgated by such entity, the "PCAOB"). EKSH is duly registered and in good standing with the PCAOB. EKSH has not, during the periods covered by the Z-Axis Financial Statements, provided to Z-Axis any non-audit services, as such term is used in Section 10A(g) of the 1934 Act.

          5.25 Sarbanes Oxley Compliance. Z-Axis has, since being legally required to do so, and its directors and officers, in their capacities as such have, taken all actions necessary to comply with the provisions of the Sarbanes Oxley Act, including Section 402 related to loans.

          5.26 FCPA Compliance. Neither Z-Axis nor, to the knowledge of Z-Axis, any Z-Axis Principal Stockholder, director, officer, agent, employee or affiliate of Z-Axis is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Z-Axis and, to the knowledge of Z-Axis, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

          5.27 Financial Recordkeeping and Reporting Compliance. The operations of Z-Axis are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Money Laundering Control Act of 1986, as amended, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "MONEY LAUNDERING LAWS") and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Z-Axis with respect to the Money Laundering Laws is pending or, to the best knowledge of Z-Axis, threatened. Z-Axis has not violated (i) the Bank Secrecy Act, as amended, or
(ii) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.

          5.28 OFAC Compliance. Neither Z-Axis nor, to the knowledge of Z-Axis, any Z-Axis Principal Stockholder, director, officer, agent, employee or affiliate of Z-Axis is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"), and Z-Axis has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

          5.29 Non-Compete and Non-Solicitation Agreements. No officer or employee of Z-Axis, and none of the Z-Axis Principal Stockholders, is subject to any non-competition agreement or non-solicitation agreement with any employer or prior employer which could materially affect his or her ability to be and act in the capacity of an officer, employee or Principal Stockholder of Z-Axis or, at the time of Closing, Z-Axis LLC.

          5.30 Internal Controls. Z-Axis has a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     6. Representations and Warranties of SMM. SMM hereby represents and warrants, and concerning Section 6.6(a) only SMM and each of the SMM Principal Stockholders hereby represent and warrant, jointly and severally, to Z-Axis and the Z-Axis Principal Stockholders as follows, which representations and warranties are true, correct and complete as of the Execution Date and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this
Section 6), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section
6. References in this Section 6 to SMM will, in all instances, be read to include SMM Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

          6.1 Organization and Qualification.

               (a) As of the Closing, SMM is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. SMM is qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failure to be so duly qualified, licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect on SMM. SMM has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. SCHEDULE 6.1 sets forth each jurisdiction where SMM is so qualified or licensed to do business.

               (b) SMM has delivered to Z-Axis complete and correct copies of its (i) articles of incorporation and bylaws, which articles of incorporation and bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors' and shareholders' meetings, as the same are now available to SMM in its records or those of its professionals, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records of SMM, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of SMM and (iv) form of stock certificates, option plans and agreements and rights to purchase shares of capital stock of SMM. SMM is not in violation, and has not taken any action in violation, of any provisions of its articles of incorporation or bylaws.

          6.2 Authority; Enforceability. SMM has all requisite power and authority to execute and deliver this Agreement, to perform each of its obligations hereunder, and to consummate the transactions contemplated hereby. All actions required on the part of SMM for such execution, delivery, and performance of this Agreement have been duly and validly taken. Assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid, and binding obligation of SMM enforceable against SMM in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general equitable principles.

          6.3 No Conflicts. Except as set forth in SCHEDULE 6.3, the execution and delivery by SMM of this Agreement does not, and the performance and consummation by SMM of the transactions contemplated hereby will not (i) conflict with such entity's articles of incorporation or bylaws; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, lease, license, agreement or other instrument or obligation to which SMM is a party or by which such entity's assets or properties are bound; (iii) result in the creation of any Encumbrance on any of the assets or properties of SMM; or (iv) violate any law, rule, regulation or order applicable to SMM or any of SMM's assets or properties.

          6.4 No Defaults. Except as set forth in SCHEDULE 6.4, SMM is not (i) in violation of any provision of its articles of incorporation or bylaws or (ii) in default or violation of any term condition or provision of (A) any judicial or Governmental Authority decree or order applicable to SMM or (B) any agreement, note, material Contract, lease or instrument, permit or license to which SMM is a party.

          6.5 Consents and Approvals. Except as set forth in SCHEDULE 6.5, no approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other third party is required to be made, obtained, or given by SMM: (a) for or in connection with the valid execution and delivery by SMM of this Agreement or the consummation by such party of the transactions contemplated hereby; or (b) as a condition to the legality, validity or enforceability as against SMM of this Agreement.

          6.6 Capitalization; Subsidiaries.

               (a) The authorized capital stock of SMM consists of as of the Execution Date and the Closing, 50,000,000 shares of SMM Common Stock, of which 4,475,775 shares of common stock are issued and outstanding. SMM owns all of the issued and outstanding stock of SMM Subsidiary. As of the Closing and except as described in SCHEDULE 6.6, all of the issued and outstanding shares of SMM Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of Encumbrances, are not subject to preemptive rights or rights of first refusal (other than rights in favor of SMM) created by statute, the articles of incorporation of SMM or any agreement to which SMM is a party or is bound, and have been offered, issued and sold by SMM in compliance with all applicable securities Laws. Except as set forth in EXHIBIT B and Schedule 6.6, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from SMM any shares of SMM Common Stock is authorized or outstanding, (ii) SMM has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or security or to issue or distribute to holders of any shares of SMM Common any evidence of indebtedness or assets of SMM, and (iii) SMM has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of SMM Common Stock or any interest therein or to pay any dividend or any distribution in respect thereof. EXHIBIT A sets forth the name of each holder of SMM Common Stock, together with the total number of shares of SMM Common Stock held by each such stockholder.

               (b) Except for SMM Subsidiary, SMM has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing, will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any entity.

          6.7 Litigation. There is no Litigation of any nature pending or threatened against or involving SMM or the transactions contemplated by this Agreement or any transactions contemplated hereby, nor does SMM have any reasonable basis to believe that there is any basis for any such Litigation.

          6.8 Compliance with Laws; Permits.

               (a) Except as set forth in SCHEDULE 6.8, SMM has complied with each law, rule, regulation, judgment, order and decree of any Governmental Authority to which SMM, or SMM's business, operations, or assets is subject and is not currently in violation of any of the foregoing.

               (b) SMM owns, holds, possesses and lawfully uses in the operation of its business all permits which are in any manner necessary for SMM's conduct of its business as now or previously conducted. SMM is not in default, nor has SMM received any notice of any Claim of default, with respect to any such permits.

          6.9 Benefit Plans. Except as set forth on SCHEDULE 6.9, SMM does not maintain (i) any employee benefit plans (as defined in Section 3(3) of ERISA, (ii) and is not required to contribute to a "welfare plan" (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than "continuation coverage" (as defined in Section 602 of ERISA)); (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements, (iv) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, or (v) other fringe or employee benefit plans, programs or arrangements. SMM has not incurred or could reasonably be expected to incur any withdrawal Liability under Section 4201 of ERISA, any Liability under Section 4062, 4063, or 4064 of ERISA, or any other Liability under Title IV of ERISA.

          6.10 Property, Assets.

               (a) SMM owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the assets used in the SMM Business. Such assets are sufficient in nature, quality and quantity to conduct such business as it is currently conducted. Except as set forth on SCHEDULE 6.10, SMM has good and marketable title to all the assets used in its respective business, or associated leaseholds therein, free and clear of all Liens. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned structures, are structurally sound. As of the Closing, no other company owns or retains control over any asset used in the SMM Business except in the case of leased assets.

               (b) SMM owns no real property. SCHEDULE 6.10 contains a list of all real property (collectively, "SMM REAL PROPERTY") leased or subleased by SMM (a "SMM LEASE" and, collectively, the "SMM LEASES"), identifying the lessor and lessee, whether or not the lessor is an affiliate of SMM, or an officer, director, partner, member, manager or stockholder of SMM or of any affiliate of SMM (or any immediate family member of any such person), rental rate, lease term, expiration date, square footage and existence of any renewal option. Except as set forth in SCHEDULE 6.10, no lessor of any office or facility occupied by SMM is an affiliate of SMM, or an officer, director, partner, member or stockholder of SMM or an affiliate of SMM (or an immediate family member of any such person). With respect to each SMM Lease, SMM, has a valid leasehold interest, free and clear of all Liens except for defects in title or Liens which do not and will not interfere with the use of such Real Property as presently used or intended by SMM to be used, or otherwise materially impair business operations at such properties, or materially detract from the value of such SMM Real Property as presently used or intended by SMM to be used. Each SMM Lease is legal, valid and binding on and enforceable against SMM and the other parties thereto and is in full force and effect. Upon the consummation of the transactions contemplated herein, assuming the receipt of the consent of certain landlords by SMM in connection with the transactions contemplated by this Agreement, each SMM Lease shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain any consent of any party thereto to the transactions contemplated herein. SMM has delivered to Z-Axis true, correct and complete copies of all SMM Leases, as such leases have been amended to date. SMM is not in default, and will not be in default as a result of the passage of time, with respect to any SMM Lease.

          SCHEDULE 6.10 sets forth a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by SMM, which have a book value in excess of $500 per item. Except as set forth in
SCHEDULE 6.10, such personal property is not held under any lease, security agreement, conditional sales contract, or other retention or security arrangement or subject to any Liens, or is located other than in the possession of SMM.

          6.11 Contracts.

               (a) Except for the contracts described in SCHEDULE 6.11, SMM is not a party to or subject to any contract, arrangement, agreement, license, lease, commitment, instrument of any nature, written or oral (collectively, the "SMM CONTRACTS") that provides for aggregate payments or other commitments in excess of $25,000.

               (b) Each Contract to which SMM is a party or by which is bound
     (i) is valid and binding on such entity and each other party thereto, (ii) is in full force and effect unamended, (iii) has not been breached by such entity or any other party thereto, (iv) contains no liquidated damages, penalty or similar provision, and (v) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of the Closing immediately after giving effect to the consummation of the transactions contemplated by this Agreement. SMM has not been notified that any party to any such SMM Contract intends to cancel, withdraw, modify or amend such SMM Contract. SMM and, to the knowledge of SMM, each other party thereto has performed all material obligations required to be performed by it on or prior to the date hereof under each SMM Contract, and SMM is not currently aware of any facts from which it could reasonably conclude that it or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such SMM Contract.

          6.12 Personnel. SCHEDULE 6.12 lists the names of all current directors, officers, employees, independent contractors and consultants of SMM, setting forth the job title of, and salary (including bonuses and commissions) payable to each such person. The employment of each of SMM's employees is "at will." SMM has no obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of SMM's employees under any agreement, plan or program as a result of the transactions set forth in this Agreement.

          6.13 Brokers or Finders. Except as described in SCHEDULE 6.13, SMM has no commitment to, and is not aware of any commitment to, any agent, broker, investment banker or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          6.14 Environmental Compliance.

               (a) SMM has complied and is in compliance with all Environmental Laws.

               (b) SMM has no Liability, known or unknown, contingent or absolute, under any Environmental Law, and SMM is not responsible for any such Liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or threatened Environmental Claims as to SMM, and neither SMM nor any officer, director or stockholder of SMM has directly or indirectly received any notice of any Environmental Claim from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such Environmental Claim.

          6.15 Financial Statements. SMM has delivered to Z-Axis its audited financial statements (balance sheets, statements of operations, statements of changes in stockholders' equity and statements of cash flows) on a consolidated basis as at, and for the fiscal years ended December 31, 2005 and December 31, 2004 (collectively, the "SMM FINANCIAL STATEMENTS"). The SMM Financial Statements complied as to form in all material respects with applicable accounting requirements as of their respective dates, and were prepared in accordance with GAAP on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The SMM Financial Statements fairly present in all material respects the consolidated financial condition and operating results of SMM as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. SMM maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

          6.16 Absence of Changes. Since December 31, 2005 (the "SMM BALANCE SHEET DATE") there has not been any occurrence or event which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on SMM. Since the SMM Balance Sheet Date, SMM has operated its business in the ordinary course of business consistent with past practice. In addition, without limiting the generality of the foregoing, except as set forth on SCHEDULE 6.16, since the SMM Balance Sheet Date:

               (a) SMM has not entered into any contract in connection with any transaction involving a proposal to acquire substantially all of the assets or stock of SMM except this Agreement;

               (b) SMM has not entered into any material strategic alliance, joint development, or joint marketing contract;

               (c) There has not been any material amendment or other modification (or agreement to do so), or violation of the terms of, any of the SMM Contracts set forth or described in the SCHEDULE 6.11;

               (d) SMM has not entered into any transaction with any officer, director, stockholder, affiliate, or associate of SMM;

               (e) No Litigation has been commenced or, to the knowledge of SMM, threatened by or against SMM;

               (f) SMM has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any SMM Common Stock, or effected or approved any split, combination or reclassification of any SMM Common Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of SMM Common Stock;

               (g) There has not been any amendment to SMM's articles of incorporation or bylaws;


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

               (h) SMM has not made, or agreed to make, payment, discharge, satisfaction, in an amount in excess of $25,000, in any one case, or $50,000 in the aggregate, of any Claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practices;

               (i) SMM has not incurred any indebtedness or guaranteed any indebtedness, issued or sold any debt securities of SMM, or guaranteed any debt securities of others;

               (j) SMM has not granted, or agreed to grant, any bonus, severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written contracts outstanding on the date hereof, which are set forth on SCHEDULE 6.11 and copies of which have been delivered to Z-Axis;

               (k) SMM has not paid or approved the payment of any consideration to any current or former officer, director, stockholder, employee, independent contractor or consultant of SMM outside the ordinary course of business;

               (l) SMM has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any Tax allocation, sharing, indemnity or settlement agreement or compromise of any Claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes with any Governmental Authority or otherwise; and

               (m) SMM has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in, or cause or having the effect of any of the foregoing.

          6.17 No Undisclosed Liabilities. As of the date of execution of this Agreement, except as reflected or reserved against in the SMM Financial Statements, there are no Liabilities (whether absolute, accrued or contingent, fixed or otherwise) of, relating to or affecting SMM or SMM's assets, other than Liabilities not exceeding $50,000 in the aggregate.

          6.18 Purchase Entirely for Own Account. The Exchange Shares and Z-Axis Conversion Purchase Rights (the "Z-AXIS SECURITIES") to be received by each SMM Stockholder and SMM Purchase Rights Holder, as applicable, hereunder will be acquired for such individual's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such individual has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such individual's right at all times to sell or otherwise dispose of all or any part of such Z-Axis Securities in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such individual to hold the Z-Axis Securities for any period of time; provided, however, that:


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

               (a) SMM shall take all appropriate action prior to Closing to obtain from the persons representing 95% of the outstanding securities of SMM prior to Closing a lock-up commitment which provides that such persons will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such person, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any Z-Axis Securities or shares of Common Stock of New SMM, warrants, options or any other securities convertible into, or exercisable, or exchangeable for, shares of New SMM Common Stock, or publicly announce an intention to effect any such transaction, during the period commencing on the date hereof and ending 365 days after the Closing Date;

               (b) such individual is not a broker-dealer registered with the SEC under the 1934 Act, or an entity engaged in a business that would require it to be so registered;

               (c) as of the Closing Date, no persons to which the Z-Axis Securities will be issued have or will have rights to the registration of such Z-Axis Securities, and no persons will have any rights to have their SMM Common Stock registered for which the Z-Axis Securities are being exchanged; and

               (d) the certificates representing the Z-Axis Securities to be delivered to the SMM Stockholders upon consummation of the Exchange shall bear a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND ARE 'RESTRICTED SECURITIES' AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY THROUGH REASONABLE MEANS AS DETERMINED BY THE COMPANY, INCLUDING AN OPINION OF SELLER'S COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY."

          6.19 Intellectual Property. SCHEDULE 6.19 sets forth all of the names under which SMM does business and all intellectual property rights used in the businesses of SMM as currently conducted, including all patents and patent applications, brand names, brand marks, fictitious names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, logos, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; computer programs; technology, trade secrets, know-how, confidential information, proprietary processes and formulae (collectively, the "SMM INTELLECTUAL PROPERTY"). SMM owns, or has a valid license to use, all SMM Intellectual Property free and clear of all Liens. Each item of SMM Intellectual Property is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned. SCHEDULE 6.19 sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any SMM Intellectual Property by or to SMM (other than "shrink-wrap" license agreements relating to commercial off-the-shelf software) and identifies whether SMM is the licensee or licensor thereunder (each a "SMM LICENSE" and, collectively, the "SMM LICENSES"). The SMM Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any of the SMM Licenses. Each SMM License will continue to be valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement. SMM's current or past use of the SMM Intellectual Property does not infringe and has not infringed upon the rights owned or controlled by any third party and, to the knowledge of SMM or the SMM Principal Stockholders, (i) no third party is infringing upon any of the SMM Intellectual Property, and (ii) SMM has not to date infringed upon the intellectual property of any other person or entity. SCHEDULE 6.19 sets forth an accurate and complete list of all Web sites, by URL (the "SMM WEB SITES"), used by SMM and a description of the lines of business in and purposes for which each such SMM Web Site is used.

          6.20 Taxes.

               (a) All Tax Returns required to have been filed by or with respect to SMM on or before the Closing Date have been duly and timely filed (including any extensions). All such Tax Returns are true, complete and accurate in all material respects. All Taxes that are due and payable by SMM for periods (or portions of periods) ending on or before the Closing Date have been paid or accrued on the balance sheets included in the SMM Financial Statements. SMM has made available to Z-Axis true and correct copies of the Tax Returns filed by SMM for each of the three most recent fiscal years for which such returns have been filed.

               (b) SMM is not a party to any agreement extending the time within which to file any Tax Return.

               (c) SMM has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

               (d) SMM does not have knowledge of any actions by any Governmental Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or Claim concerning any Tax Liability of SMM either (i) pending, or to SMM's knowledge, threatened by any Governmental Authority or (ii) of which SMM is otherwise aware. There are no Liens for Taxes upon the assets or properties of SMM other than Liens for Taxes not yet due. No audit or other proceedings by any Governmental Authority is pending or, to SMM's knowledge, threatened with respect to any Taxes due from or with respect to SMM. SMM has delivered to Z-Axis all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, SMM since SMM's inception.


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

               (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, SMM or with respect to any Tax assessment or deficiency affecting SMM.

               (f) SMM has no Liability for the Taxes of any person or entity other than the SMM (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract or otherwise.

               (g) SMM has neither agreed to make nor is required to make any adjustment under Section 481 of the Code.

               (h) SMM is not a party to or bound by any obligations under any Tax sharing, allocation, indemnity or similar agreement or arrangement.

               (i) SMM was not included and is not includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations.

               (j) SMM is not a party to any contract, agreement or arrangement covering any current or former employee or consultant of SMM that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 162(m) or Section 280G of the Code or the treasury regulations thereunder.

               (k) Except as disclosed in SCHEDULE 6.20, there is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of SMM under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.

               (l) SMM is not, and has not been, required to make any disclosure to any Tax authority with respect to a "listed transaction" pursuant to
     Section 1.6011-4(b)(2) of the Treasury Regulations.

               (m) SMM has no reason to believe that any conditions exist that might prevent or impede the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          6.21 Insurance. SMM has in full force and effect as of the Closing Date such insurance policies as are customary in its industry (including policies providing property, casualty, employment practices, liability and workers' compensation coverage and bond and surety arrangements) including coverage, deductibles and ceilings that are reasonable and customary in the industry. SCHEDULE 6.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, errors and omissions, employment practices, liability and workers' compensation coverage and bond and surety arrangements) to which SMM is a party, a named insured or otherwise the beneficiary of coverage:


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

               (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

               (b) the policy number and the period of coverage;

               (c) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

               (e) With respect to each such insurance policy, (i) the policy is legal, valid, binding, enforceable and in full force and effect and shall remain in effect through Closing, and (ii) SMM is not, and to SMM's knowledge no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy. SMM shall notify each insurer that as of the Closing, New SMM shall be named as an additional beneficiary under all such policies.

          6.22 Books and Records. The minute books and stock record books and other similar records of SMM have been provided or made available to Z-Axis or its counsel prior to the execution of this Agreement. Such minute books contain an accurate record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders, and committees of the board of directors of SMM from inception through the date hereof.

          6.23 Representations Complete. None of the representations or warranties made by SMM herein or in any certificate or other instrument furnished by SMM pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          6.24 Independent Accountants. Hein & Associates LLP ("HEIN") are independent public accountants with respect to SMM within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and the rules and regulations promulgated by the PCAOB. Hein is duly registered and in good standing with the PCAOB. Hein has not, during the periods covered by the SMM Financial Statements, provided to SMM any non-audit services, as such term is used in Section 10A(g) of the 1934 Act.

          6.25 Sarbanes Oxley Compliance. As soon as it is legally required to do so, New SMM and its directors and officers, in their capacities as such, intend to take all actions necessary to comply with any provision of the Sarbanes Oxley Act and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.


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

          6.26 FCPA Compliance. Neither SMM nor, to the knowledge of SMM, any SMM Principal Stockholder, director, officer, agent, employee or affiliate of SMM is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and SMM and, to the knowledge of SMM, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

          6.27 Financial Recordkeeping and Reporting Compliance. The operations of SMM are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving SMM with respect to the Money Laundering Laws is pending or, to the best knowledge of SMM, threatened. SMM has not violated (i) the Bank Secrecy Act, as amended, or (ii) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.

          6.28 OFAC Compliance. Neither SMM nor, to the knowledge of SMM, any SMM Principal Stockholder, director, officer, agent, employee or affiliate of SMM is currently subject to any U.S. sanctions administered by OFAC, and SMM has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

          6.29 Non-Compete and Non-Solicitation Agreements. No officer or employee of SMM, and none of the SMM Principal Stockholders, is subject to any non-competition agreement or non-solicitation agreement with any employer or prior employer which could materially affect his or her ability to be and act in the capacity of an officer, employee or Principal Stockholder of SMM or, at the time of Closing, New SMM.

          6.30 Internal Controls. SMM has a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     7. Certain Agreements.

          7.1 Access And Information. Z-Axis shall give to SMM and its representatives, and SMM shall give to Z-Axis and its representatives, during normal business hours from the Execution Date until the Closing, full access to all properties, books, contracts and records (including

Tax returns and insurance policies) of or relating to SMM or Z-Axis, respectively, with all information reasonably requested by the other Party. Except as agreed to by SMM and Z-Axis, all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the Party from which they were obtained. Nothing in this Agreement shall diminish or modify the obligations of the Parties under the confidentiality agreement previously executed by the Parties.

          7.2 Stockholders Authorization. SMM shall provide Z-Axis with evidence of the approval of this Agreement and the transactions contemplated by this Agreement that require approval by the SMM Stockholders and/or the SMM Purchase Rights Holders in accordance with all applicable Laws and the governing documents of SMM. Z-Axis shall provide SMM with evidence of the approval by the Z-Axis Stockholders of this Agreement, the Reverse Split, and the other transactions contemplated by this Agreement that require approval of the Z-Axis Stockholders in accordance with all applicable Laws and the governing documents of Z-Axis. Each of the SMM Principal Stockholders and the Z-Axis Principal Stockholders agrees that he or she will vote as a stockholder of SMM or Z-Axis, as the case may be, in his or her individual capacity, in favor of the Exchange and the transactions contemplated by this Agreement and that their respective obligations to act in the best interests of SMM and Z-Axis, respectively, in their capacities as directors (as the case may be) and in accordance with their fiduciary duties shall not in any way be affected by the foregoing.

          7.3 Operation Of Business. Each of SMM and Z-Axis agrees with the other that from the Execution Date to the Closing, except as otherwise consented to or approved by the other in writing, each will operate its business as presently operated in the ordinary course, and, consistent with those operations, each of SMM and Z-Axis will substantially comply with all applicable legal and contractual obligations, except where noncompliance will not cause a Material Adverse Effect on their respective operations, and will use its best efforts consistent with past practices to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and neither SMM nor Z-Axis, without the written consent of the other Party, (a) shall institute nor use any methods of purchase, sale, lease, management, accounting or operation that are inconsistent with practices normally followed or that vary substantially from those methods used by that Party as of the date of this Agreement, (b) will take any action (or omit to take any action) within their control (as opposed to actions taken or omitted by third parties as to which that Party does not exercise control), which action or omission would cause any representation to be untrue at any time prior to the Execution Date as if that representation or warranty were made at and as of the Execution Date, or make any change in any method of reporting income or expenses for federal income Tax purposes unless otherwise required by applicable Law.

          7.4 Preservation Of Business. Unless it has the written consent of the other Party to this Agreement, SMM and Z-Axis will each use its best efforts to preserve its business organization intact and to preserve its present relationships with suppliers, customers and others having business relationships with it.


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

          7.5 Tax Cooperation.

               (a) Following the Closing, New SMM, SMM, Z-Axis LLC, and Z-Axis Principal Stockholders agree to cooperate, and cause their respective directors, managers, employees, officers and representatives to cooperate, with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with any proposed adjustment to Taxes relating to Z-Axis, New SMM, Z-Axis LLC, or New SMM's, Z-Axis', or Z-Axis LLC's activities, if such proposed adjustment if made would give rise to any obligation of the other Party (or any of its affiliates) (x) to pay such Tax (other than an obligation fully assumed by the Party receiving notice) or (y) to indemnify or reimburse the payor for such Tax, including without limitation any Taxes attributable to the Z-Axis LLC Purchase, (collectively "Applicable Liability"). The Parties shall cooperate with each other and shallmake available to the other all information, records, and documents in their possession relating to the Applicable Liability. The Parties shall make available to each other, as reasonably requested and available, access to the personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as any related Litigation. Any information provided or obtained pursuant to this Section 7.5(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund Claims, audits, Tax Claims and any related Litigation.

               (b) New SMM and Z-Axis LLC shall provide written notice to the other on or before 15 days after learning of any pending or threatened Tax audit, assessment or proceeding related to New SMM or Z-Axis LLC for whole or partial periods for which a Claim for payment or reimbursement may be made by any of New SMM, the SMM Holders, the Principal Stockholders or Z-Axis LLC against any Party. The notice required by the previous sentence shall contain factual information (to the extent known) describing the asserted Liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Tax Governmental Authority in respect of any such matters. If a Party (the "CLAIMING PARTY") has knowledge of an asserted Liability for Taxes with respect to a matter for which that Claiming Party may make a Claim against the other Party (the "DEFENDING PARTY") and the Claiming Party fails to give the Defending Party prompt notice of that asserted Liability for Taxes as required by this
     Section 7.5(b), and (i) if the Defending Party is not on notice or should not have been on notice for the asserted Liability for Taxes and is precluded by the failure to receive prompt notice from contesting the asserted Liability for Taxes in both the administrative and judicial forums, then the Defending Party shall have no responsibility for any Taxes or penalties arising out of that asserted Liability for Taxes, and (ii) if the Defending Party is not so precluded from contesting, but such failure to receive prompt notice results in a detriment to the Defending Party, then any amount that the Defending Party is otherwise required to pay to the Claiming Party pursuant to this Agreement shall be reduced by the amount of such detriment, provided that the Claiming Party shall nevertheless be entitled to full payment as provided pursuant to this Agreement to the extent, and only to the extent, that the Claiming Party can establish that the Defending Party was not prejudiced by such failure.

               (c) In the event of an audit or dispute with a Governmental Authority over Taxes for which a Party is primarily liable pursuant to this Agreement, that Party will be entitled to control the proceedings related to those Taxes (including action taken to pay, compromise, or settle those Taxes), provided that New SMM, SMM, Z-Axis LLC, the Z-Axis Principal Stockholders and the SMM Holders shall jointly control, in good faith with each other, any proceeding related to a Tax period that begins before and ends after the Execution Date and which New SMM, SMM, Z-Axis LLC and/or the SMM Holders have Liability for pursuant to this Agreement, provided further, however, that New SMM will in any event be entitled to solely control any proceeding that relates to or impacts a consolidated, combined or unitary Tax Return filed in any jurisdiction by SMM and New SMM. Reasonable out-of-pocket expenses with respect to such contest shall be borne by the Parties in proportion to their responsibility for those Taxes. The Party that is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

               (d) Z-Axis LLC, New SMM, and SMM shall have possession of their own and their Subsidiaries', as applicable, Tax records after the Closing. Z-Axis LLC and New SMM shall make available to each other for inspection and copying during normal business hours, in connection with the preparation of Tax returns, audits and any Litigation, all Tax records in their possession relating to Z-Axis LLC and New SMM or their respective activities for a period prior to the Execution Date, Tax periods for which Z-Axis LCC, SMM and New SMM may share Tax Liabilities, and Tax records that are relevant to periods following the Closing. Z-Axis LLC and New SMM shall preserve and keep all such Tax records in their possession until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law, but in any event for a period not less than seven years after the Tax closing date. Notwithstanding the foregoing, any of the Parties may dispose of those records provided 90 days advance written notice of the intent to dispose is given to other Party. Such notice shall be delivered in accordance with the provisions of Section 18 of this Agreement and shall include a list of the records to be disposed of which shall describe in reasonable detail each file, book or other record accumulation to be disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within that 90-day period, all or any part of those Tax records. For purposes of this Section 7.5(d) Tax records include, without limitation, journal vouchers, cash vouchers, general ledgers, material contracts, and other related records.

          7.6 Interim Operations. From the Execution Date to the Closing, neither SMM nor Z-Axis will, without the prior written approval of the other:
(a) amend or otherwise change its Articles of Incorporation; (b) issue or sell or authorize for issuance or sale additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating either of them to issue shares of its capital stock; (c) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (d) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(e) issue any instrument that permits participation in the revenues or profits of either SMM or Z-Axis; (f) incur any indebtedness except for accounts payable in the ordinary course of its business; (g) permit the sale or Encumbrance of any of the assets of SMM; (h) enter into any employment or severance agreements or similar agreements with any person; or (i) agree to, make, engage in or allow to occur or continue any of the following:

               (a) Any material transaction;

               (b) Concerning Z-Axis, any capital expenditure except a capital expenditure for cash up to US$25,000;

               (c) Concerning SMM, any capital expenditure in excess of US$75,000;

               (d) Any changes in its condition (financial or otherwise), Liabilities, assets, or business that, when considered individually or in the aggregate, have a Material Adverse Effect;

               (e) The destruction of, damage to, or loss of any asset (regardless of whether covered by insurance) as a direct or indirect result of the action or inaction of either SMM or Z-Axis, that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of the applicable Party;

               (f) Any labor troubles or other events or conditions of any character that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) or business of either SMM or Z-Axis;

               (g) Any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

               (h) Any increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

               (i) The material amendment or termination of any material Contract, agreement, or license to which it is a Party;

               (j) Any loan to any person or entity, or the guaranteeing of any loan;

               (k) Any mortgage, pledge or other Encumbrance of any asset of either SMM or Z-Axis by the respective Party or as a direct or indirect result of the action or inaction of either Party; or

               (l) The waiver or release of any right or Claim of either Party by the respective Party.

     Notwithstanding the foregoing, or any other provision of this Agreement,
(i) any transaction or other matter, such as the Reverse Split, the Z-Axis Transfer and the assumption of the SMM Equity Incentive Plan by Z-Axis, that is agreed to in this Agreement shall be considered to have the written approval of both SMM and Z-Axis; and (ii) written approval also is deemed to have been granted hereunder to SMM for (x) capital-raising transactions with third parties that are not affiliated with or related to SMM or any of the SMM Holders, on arms-length terms that the Board of Directors of SMM deems to be in the best interests of SMM and (y) the entry by SMM into a definitive agreement to acquire all or substantially all of the assets or the outstanding equity of a potential acquisition target or targets identified by SMM that are not affiliated with or related to SMM or any of the SMM Holders, on arms-length terms that the Board of Directors of SMM deems to be in the best interests of SMM.

          7.7 Accuracy Of Representations. Each Party will take all reasonable action necessary to render accurate, as of the Closing, its representations and warranties contained in this Agreement, and it will refrain from taking any action or omitting to take any action that would render any such representation or warranty inaccurate as of that time. Each Party will use its commercial best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to the terms of this Agreement.

          7.8 Consents, Waivers And Approvals. Each of SMM and Z-Axis hereby undertakes to use its commercial best efforts to obtain in writing, as soon as practicable after the Execution Date, all such consents, waivers, approvals and authorizations required prior to the consummation of the Exchange.

          7.9 Notice Of Breach Of Warranty. SMM will immediately give notice to Z-Axis of the occurrence of any event or the failure of any event to occur that has resulted in a breach of SMM's representations or warranties or a failure by SMM to comply with any covenant, condition or agreement contained in this Agreement. Z-Axis will immediately give notice to SMM of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Z-Axis' representations or warranties or a failure by Z-Axis to comply with any covenant, condition or agreement contained in this Agreement.

          7.10 Additional Documents; Further Assurances. In addition to the schedules and other items specifically required to be furnished hereunder, SMM and Z-Axis hereby agree that each will promptly furnish to the other such further schedules, certificates and other instruments and take such other action as may reasonably be requested in order to effectuate the purposes of this Agreement.

          7.11 Notice Of Inaccurate Information. SMM and Z-Axis each will notify the other in writing as soon as possible of any events or occurrences that have happened or that may happen and that have caused or that may cause any of the information contained in this Agreement or in the Schedules to this Agreement to become materially inaccurate or materially incomplete.

          7.12 Publicity. All pre-Closing notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be made subject to the mutual agreement of both SMM and Z-Axis. Any press releases made following the Closing by any Party hereto concerning the transactions contemplated by this Agreement shall be approved by the New SMM. Notwithstanding anything to the contrary in this Section, any Party to this Agreement shall be permitted unilaterally to make such notices and to engage in such publicity as it reasonably deems necessary to comply with applicable Laws and regulations, including its reporting obligations, if any, under the 1934 Act. The Parties agree that a press release shall be made at the time of the execution of this Agreement and a Form 8-K will be filed with the SEC within four business days of the Execution Date.

          7.13 Stand Still. Pursuant to the letter of intent dated March 21, 2006, none of Z-Axis, SMM, their officers, directors, or representatives, nor the Principal Stockholders, may discuss or negotiate with any other corporation, firm or person, or entertain or consider any inquiries or proposals relating to the possible disposition of their shares of capital stock of their companies, or their assets, and each of them will cause their respective companies to conduct business only in the ordinary course. Notwithstanding the foregoing, each party shall be free to engage in activities mentioned in the preceding sentence which are designed to further the Exchange. The standstill described above shall be in effect commencing on March 21, 2006 and shall remain in effect for a period of 60 days hereafter, and shall be automatically extended by one additional day for each day that either party fails to provide, within ten days after written request therefore, due diligence information which has been requested by the other party.

          7.14 Reverse Split. Z-Axis agrees to implement a one for nine (1-for-9) reverse stock split (the "REVERSE SPLIT") following the Execution Date and prior to the Closing.

          7.15 Assumption of SMM Equity Incentive Plan. Z-Axis agrees to assume and have the Z-Axis Stockholders approve, effective as of the Closing, the SMM Equity Incentive Plan, as amended as applicable.

          7.16 Preparation of Proxy Statement. Immediately following the Execution Date, Z-Axis and SMM shall promptly prepare and file with the SEC the preliminary proxy statement. Each of the Parties will cooperate and use its commercially reasonable best efforts to address any SEC comments on the preliminary proxy statement such that a definitive proxy statement relating to the Exchange and the other matters addressed in the preliminary proxy statement can be promptly filed with the SEC. Z-Axis shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Z-Axis Securities in the Exchange. SMM shall furnish all information concerning SMM and the holders of its securities as may be reasonably requested in connection with any such action. Each of Z-Axis and SMM agrees that the information supplied or to be supplied by it for inclusion in the proxy statement will not, at the time it is filed in preliminary form with the SEC and at the time it is filed in definitive form with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

          7.17 Release from Z-Axis Lease Liabilities. Prior to the Z-Axis Transfer, Z-Axis LLC shall obtain an assignment to, and assumption by, Z-Axis LLC of the lease (the "Z-AXIS OFFICE LEASE ASSIGNMENT") concerning Z-Axis' current office location located at 5445 DTC Parkway, Suite 450, Greenwood Village, Colorado 80111 (the "Z-AXIS OFFICE") and any other real property currently leased by Z-Axis as the case may be. The Z-Axis Office Lease Assignment shall be executed by Z-Axis, Z-Axis LLC and the landlord of the Z-Axis Office (the "Z-AXIS LANDLORD"). Further, Z-Axis LLC shall obtain any consent or assignment required including that of the Z-Axis Landlord in the event the Z-Axis LLC Purchase triggers an anti-change-of-control or anti-assignment provision of any current Z-Axis Lease.

     8. Conditions To Performance By All Parties. The obligations of all Parties to effect the Exchange shall be subject to the fulfillment at or prior to the Execution Date of the following conditions:

          8.1 SMM Approval. The Exchange and this Agreement shall have been approved by the Board of Directors of SMM and the SMM Stockholders in accordance with Colorado Law.

          8.2 Z-Axis Approval. The Exchange, this Agreement, the Reverse Split, the Z-Axis Transfer, Z-Axis LLC Purchase and any other transaction contemplated by this Agreement shall have been approved by the Board of Directors of Z-Axis and Z-Axis Stockholders in accordance with Colorado Law.

          8.3 Proceedings. At the Execution Date, there shall not be in effect any court order restraining or prohibiting consummation of the Exchange or any transaction contemplated by this Agreement, or any pending proceeding brought by, or before, any Governmental Authority, court or body with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Exchange or in which it is sought to obtain divestiture of a material amount of assets of either SMM, and its Subsidiaries taken as a whole, or Z-Axis.

          8.4 Due Diligence. Z-Axis, SMM, and the Principal Stockholders, acting through their own management personnel, counsel, accountants or other representatives, as designated by them, shall have completed due diligence concerning the other Party and each Party shall be satisfied in their sole discretion with the results of such due diligence prior to executing the Agreement or within a period of 15 days thereafter. At the end of such 15 day period, if neither Party notifies the other of its failure to be satisfied with the results of such examination and investigation, this condition to Closing shall by its terms be deemed satisfied or waived without further action by the Parties.

     9. Conditions Precedent to Performance by SMM. The obligations of SMM to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions (unless any or all of them is waived by SMM):

          9.1 The representations and warranties of Z-Axis shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date).

          9.2 Z-Axis shall have performed and complied with each agreement, covenant and obligation required by it pursuant to this Agreement to be so performed or complied with by Z-Axis at or before the Closing.

          9.3 Z-Axis shall have delivered to SMM a certificate, dated the Closing Date and executed by Z-Axis' Chief Executive Officer, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

          9.4 The Secretary of Z-Axis shall have delivered to SMM at the Closing a certificate stating that all board of directors and stockholder approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the articles of incorporation and bylaws (as amended through the Closing), certified by such Secretary as the true and correct copies thereof as of the Closing; and (ii) a copy of the resolutions of the board of directors and stockholders of such entity, evidencing the approval of this Agreement and the transactions contemplated hereby.

          9.5 Any and all consents or waivers required from third parties relating to performance by Z-Axis of its obligations hereunder shall have been obtained.

          9.6 No Claim, action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.

          9.7 All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          9.8 The Z-Axis Landlord shall have executed an assignment and assumption obtained by Z-Axis pursuant to Section 7.17 and Z-Axis shall have delivered the same to SMM.

          9.9 The Z-Axis Transfer shall have occurred.

          9.10 The Z-Axis Principal Stockholders shall have delivered prior to the Closing an executed Z-Axis LLC Purchase Agreement, which shall contemplate that the Z-Axis Purchase shall occur simultaneous with the Closing.

          9.11 Z-Axis shall use its best efforts to have delivered to SMM prior to Closing documentation acceptable to SMM that all the Z-Axis Stockholders who beneficially own more than three percent (3%) of the outstanding stock of Z-Axis immediately prior to the Closing will agree not to sell or otherwise transfer any such shares until the first anniversary of the Closing.

          9.12 SMM shall have received an opinion of counsel from Robert W. Walter, P.C., legal counsel to Z-Axis, dated the Execution Date, substantially to the effect that:

               (a) The incorporation, existence, good standing and capitalization of Z-Axis are as stated in this Agreement and, assuming the tender of the SMM Common Stock by the holders thereof, the shares of Z-Axis Common Stock to be issued to and received by the SMM Stockholders pursuant to this Agreement will be duly and validly authorized and issued, fully paid and non-assessable.

               (b) Z-Axis has full corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Z-Axis, and (assuming the due and valid authorization, execution and delivery by SMM) constitutes the legal, valid and binding agreement of Z-Axis.

               (c) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Z-Axis by any Governmental Authority which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               (d) The execution and performance by Z-Axis of this Agreement will not violate the Articles of Incorporation, as amended, or Bylaws of Z-Axis.

               (e) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of Z-Axis for consummation of the transactions contemplated by this Agreement.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Z-Axis, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

          9.13 As contemplated by Section 3 of this Agreement, the members of Z-Axis', and any Subsidiary of Z-Axis', current Boards of Directors and each person serving as an officer of Z-Axis, or of any Subsidiary of Z-Axis, shall resign his or her respective positions by tendering written resignations and the New Board will have been appointed to serve as members of the Board of Directors of New SMM and of all Subsidiaries of New SMM, excepting Z-Axis LLC, with such appointments to be effective as of the Closing.

          9.14 Dissenters' rights of appraisal shall not have been exercised with respect to more than four percent of the outstanding shares of either SMM or Z-Axis.

          9.15 The Reverse Split shall have occurred.

          9.16 The assumption of the SMM Equity Incentive Plan as contemplated by Section 7.15 shall have occurred.

     10. Conditions Precedent To Performance By Z-Axis. The obligations of Z-Axis to effect the Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions (unless any or all of them is waived by Z-Axis):

          10.1 The representations and warranties of SMM contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date).

          10.2 SMM shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by SMM at or before the Closing.

          10.3 Any and all consents or waivers required from third parties relating to the performance by SMM of its obligations hereunder shall have been obtained.

          10.4 No Claim, action, suit, investigation or proceeding shall be pending or threatened before any court or Governmental Authority which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.

          10.5 All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

          10.6 SMM shall have delivered to Z-Axis a certificate, dated the Closing Date and executed by SMM's Chief Executive Officer, certifying as to the fulfillment or the conditions specified in Sections 10.1 and 10.2.

          10.7 The Secretary of SMM shall have delivered to Z-Axis at the Closing a certificate stating that all board of director and stockholder approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the articles of incorporation and bylaws (as amended through the Closing), certified by such Secretary as the true and correct copies thereof as of the Closing; and (ii) a copy of the resolutions of the board of directors and stockholders of such entity, evidencing the approval of this Agreement and the transactions contemplated hereby.

          10.8 SMM shall deliver to Z-Axis financial statements, prepared in accordance with GAAP and applicable regulations of the SEC, required to be filed as an exhibit to the Form 8-K described in Section 11 hereto.

          10.9 SMM shall have obtained at the Closing a lock-up commitment from the persons representing 95% of the outstanding securities of SMM prior to Closing.

          10.10 The Special Committee of the Board of Directors of Z-Axis (the "SPECIAL COMMITTEE") shall have received a fairness opinion pertaining to the transactions described in this Agreement and such fairness opinion shall be reasonably acceptable to the Special Committee.

          10.11 Z-Axis shall have received an opinion of counsel from Patton Boggs LLP, legal counsel to SMM, dated the Execution Date, substantially to the effect that:

               (a) The incorporation, existence, good standing and capitalization of SMM are as stated in this Agreement; all outstanding shares of SMM Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating SMM to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement.

               (b) SMM has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by SMM, and (assuming the due and valid authorization, execution and delivery by Z-Axis) constitutes the legal, valid and binding agreement of SMM.

               (c) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against SMM or its Subsidiaries by any Governmental Authority which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               (d) The execution and performance by SMM of this Agreement will not violate the Articles of Incorporation, as amended, or Bylaws of SMM.

               (e) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of SMM or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of SMM, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

     11. Securities Filings. New SMM shall be responsible for the preparation, and filing, of a Form 8-K filing with the SEC disclosing the Exchange and attaching all required exhibits and financial statements and shall be responsible for filing audited financial statements in a separate Form 8-K, and shall be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a Governmental Authority as a result of the transactions contemplated in this Agreement. Following the Closing, Z-Axis shall provide full cooperation and any information New SMM may require for inclusion in its filings with the SEC.

     12. Indemnification.

          12.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Z-Axis or SMM (whether or not exercised) to investigate the affairs of SMM or Z-Axis or a waiver by Z-Axis or SMM of any condition to Closing set forth in this Agreement, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to
Section 15, all of the representations, warranties, covenants and agreements of SMM, SMM Subsidiary, Z-Axis, and the Principal Stockholders contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the second anniversary of the Closing, provided, however, that the representations, warranties and agreements set forth in Sections 5.14 (Taxes), 6.20 (Taxes) and 7.5 (Tax Cooperation) shall survive until expiration of the applicable statute of limitations for claims applicable to the matters covered thereby.

          12.2 Indemnification By Z-Axis LLC and the Z-Axis Principal Stockholders.

               (a) Z-Axis LLC and the Z-Axis Principal Stockholders hereby agree to jointly and severally indemnify and hold harmless New SMM, SMM, New SMM's and SMM's officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of SMM prior to the Closing, against any and all losses, Claims, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys' and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

                    (i) Any breach of Z-Axis' covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

                    (ii) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning Z-Axis or its operations.

                    (iii) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning Z-Axis or their operations.

                    (iv) The operations of Z-Axis or Z-Axis LLC, or the acts of their employees, acting in their capacities as such, prior to the Closing, and the operations of Z-Axis LLC or the acts of its employees, acting in their capacities as such, subsequent to the Closing.

                    (v) The operations of the Z-Axis Business, or the actions or business of Z-Axis LLC prior to and subsequent to the Closing.

                    (vi) Actions or inactions of Z-Axis, or the agents of Z-Axis acting in their capacity as agents, prior to the Closing.

                    (vii) Any Taxes due and payable by Z-Axis as a result of the Z-Axis LLC Purchase.

               (b) Notwithstanding the foregoing, the maximum liability of each Z-Axis Principal Stockholder for indemnification in connection with the foregoing shall not exceed the VWAP of the shares of New SMM stock held by the applicable Z-Axis Principal Stockholder. If either Z-Axis Principal Stockholder is obligated to make an indemnification payment pursuant to this Section 12.2, such Z-Axis Principal Shareholder shall forfeit the number of shares then held by such Z-Axis Principal Stockholder in an amount equal to the value of such indemnification payment. For purposes of this paragraph, the value of shares held by the applicable Z-Axis Principal Stockholder is to be the VWAP of those shares. In the event the applicable Z-Axis Principal Stockholder has purchased limited liability company interests of Z-Axis LLC with shares of New SMM or has otherwise disposed of the shares of New SMM that he or she owned at Closing, such Z-Axis Principal Stockholder may substitute either the Z-Axis LLC interests he or she acquired as part of the purchase of Z-Axis LLC or cash in lieu of shares of New SMM for any indemnification payment he or she is required to make. The aggregate amount of all such indemnification required of a Z-Axis Principal Stockholder will be limited to an amount equal to the VWAP of the number of shares of Z-Axis Common Stock held by that Z-Axis Principal Stockholder at the time of Closing.

               (c) Notwithstanding any other provision of this Agreement including but not limited to Sections 12.2(b) and 12.4, to the extent that New SMM, SMM or the SMM Principal Stockholders incur any liabilities, costs or other damages related to (i) the lease concerning the Z-Axis Office or the Z-Axis LLC's post-Closing office lease or (ii) any Taxes due and payable by Z-Axis as a result of the Z-Axis LLC Purchase, each Z-Axis Principal Stockholder shall be liable for indemnification for the total amount of any such liability, cost or other damage.

          12.3 Indemnification by SMM. SMM hereby agrees to indemnify and hold harmless Z-Axis LLC, Z-Axis' officer, director, employee or agent of Z-Axis prior to the Closing, and Z-Axis LLC's officers, directors, stockholders, members, employees, managers, and agents against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys' and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

               (a) Any breach of SMM's or SMM Subsidiary's covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

               (b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning SMM, SMM Subsidiary or the operations of one or both of SMM and SMM Subsidiary.

               (c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning SMM, SMM Subsidiary, or the operations of one or both of SMM and SMM Subsidiary.

               (d) The operations of SMM, SMM Subsidiary or the acts of their employees, acting in their capacities as such, prior and subsequent to the Closing.

               (e) The operations of New SMM and SMM Subsidiary or the actions or business of New SMM subsequent to the Closing.

               (f) Actions or inactions of SMM, or the agents of SMM acting in their capacity as agents, prior to the Closing

          12.4 Limitations on Indemnification. From and after the Closing, New SMM, SMM and its officers, directors, stockholders, employees and agents shall not have the right to be indemnified pursuant to Sections 12.2(a) and 12.2(b) for breaches of representations, warranties and covenants of Z-Axis and/or Z-Axis LLC unless and until New SMM and SMM and its officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent prior to the Closing, (individually and/or collectively) shall have incurred on a cumulative basis aggregate Liabilities in an amount exceeding (and then only to the extent exceeding) $5,000; provided, however, that in no event shall the limitations set forth in this Section 12.4 apply with respect to (i) any fraudulent breach of any such representation or warranty, where the determination of such fraudulent breach has been made by a judge or arbitrator in a final, nonappealable or non-appealed judgment or decision of a judge, jury or arbitrator, (ii) the provisions of Section 12.2(c),
(iii) the Returned Payments made pursuant to Section 12.5 and (iv) any Liability assumed by Z-Axis LLC under Section 2.2.

          12.5 Indemnification and Insurance. For a period through and until expiration of the statutes of limitations pertaining to any Claim asserted against any person who is an officer or director of Z-Axis prior to the Closing (the "INDEMNIFIED OFFICERS"), New SMM shall indemnify and hold harmless (and shall also advance expenses, including reasonable attorneys' and expert witness fees, as incurred to the fullest extent permitted under applicable law to) the Indemnified Officers, to the fullest extent that Z-Axis would have been permitted to do so under its Articles of Incorporation and Bylaws as in effect as of the date hereof, provided, however, that the payment of such expenses incurred by or on behalf of an Indemnified Officer in advance of the final disposition of such matter shall be made only upon receipt of (i) a written affirmation by the Indemnified Officer of such Indemnified Officer's good faith belief that the standard of conduct described in Section 7-109-102 of the Colorado Business Corporation Act necessary for indemnification by New SMM as authorized by this Section 12.5 has been met, and (ii) an undertaking by or on behalf of such Indemnified Officer to repay all amounts so advanced (the "RETURNED PAYMENTS") in the event that it shall ultimately be determined that such Indemnified Officer is not entitled to be indemnified by New SMM as authorized in this Section 12.5; and further provided that no such advancement of expenses shall be made under this Section 12.5 if it is determined by a majority of the Board of Directors of New SMM that (i) the Indemnified Officer did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Z-Axis, or (ii) with respect to any criminal action or proceeding, the Indemnified Officer had reasonable cause to believe his or her conduct was unlawful. Each Indemnified Officer is intended to be a third party beneficiary of this Section 12.5 and may specifically enforce its terms. This Section 12.5 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under the Company's Articles of Incorporation or Bylaws as in effect as of the date hereof. This Section 12.5 shall be inapplicable to any action commenced by New SMM in connection with the transactions contemplated by this Agreement against the Z-Axis Principal Stockholders in their capacities as such.

          12.6 Remedies. The Parties shall retain all rights to bring actions seeking specific performance as provided in Section 24 below and other equitable relief, except as expressly provided otherwise in Section 24 below; provided, however, that from and after the Closing, the rights provided for in this
Section 12 shall be the exclusive remedy of any Party for damages resulting from the breach of any provision of this Agreement by any other Party except for damages incurred as a result of fraud, willful misconduct or willful representation.

     13. Notice Of Claim. Should any Party (the "INDEMNIFIED PARTY") suffer any loss, damage or expense for which the other Party (the "INDEMNIFYING PARTY") is obligated to indemnify and hold such Indemnified Party harmless pursuant to
Section 12 of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, Claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a Claim in respect thereof is to be made by the Indemnified Party against the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party (i) will not relieve the Indemnifying Party from liability under this Section except to the extent that such failure results in prejudice or other damage to the Indemnifying Party, and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided above. Notice of the intention of the Indemnifying Party to contest any such Claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such Claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such Claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party's own expense if the Indemnifying Party selects different counsel of its own choosing. Notwithstanding the Indemnifying Party's election to appoint counsel to represent the Indemnified Party in an action, the Indemnified Party shall have the right to employ separate counsel and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party has chosen the same counsel to represent the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not elect to contest any Claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such Claim. If the Indemnifying Party elects to contest any Claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such Claim. Notwithstanding any language to the contrary herein, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all Liability arising out of such Claim, action, suit or proceeding.

     14. Closing. Subject to the terms and conditions contained in this Agreement, the Closing shall take place as described in Section 2.4. At the Closing, the following shall occur:

          14.1 SMM shall deliver to Z-Axis (a) a certificate executed by the Chief Executive Officer and Secretary of SMM dated as of the Closing certifying that the representations and warranties of SMM in this Agreement are true and correct in all material respects at and as of the Closing as though each representation and warranty had been made on that date; (b) the stock book, stock ledger, minute book and corporate seal of SMM, and (c) such other documents as are required to be delivered to Z-Axis under the terms of this Agreement, including the opinion of counsel described in Section 10.

          14.2 SMM shall deliver to Z-Axis stock certificates representing the Acquired Shares that are being exchanged for the Exchange Shares pursuant to
Section 4 of this Agreement together with duly executed stock powers and assignments transferring those shares to Z-Axis.

          14.3 SMM shall deliver to Z-Axis documents representing the Assumed Purchase Rights that are being exchanged for the Z-Axis Conversion Purchase Rights pursuant to Section 4 of this Agreement together with duly executed assignments transferring those purchase rights to Z-Axis.

          14.4 Z-Axis shall deliver to SMM (acting on behalf of each of the SMM Stockholders), upon receipt from SMM by Z-Axis of the stock certificates described in Section 14.2, stock certificates representing the Exchange Shares (or irrevocable instructions for book-entry of non-certificated Exchange Shares) to be issued pursuant to this Agreement in exchange for the Acquired Shares and the opinion of counsel described in Section 9.

          14.5 Z-Axis shall deliver to SMM (a) a certificate executed by the Chief Executive Officer and Secretary of Z-Axis dated as of the Closing, certifying that the representations and warranties of Z-Axis in this Agreement are true and correct in all material respects at and as of the Execution Date, as though each representation and warranty had been made on that date; (b) the stock transfer records, minute book and corporate seal of Z-Axis, and (c) such other documents are required to be delivered to SMM under the terms of this Agreement.

          14.6 Z-Axis shall deliver to SMM (acting on behalf of each SMM Purchase Rights Holder) upon receipt from SMM by Z-Axis of documents representing the Assumed Purchase Rights described in Section 14.3, new option agreements pursuant to Section 2.6 representing the Z-Axis Conversion Purchase Rights.

          14.7 Each of the Parties agrees that it will at any time and from time to time after the Closing, upon the request of any other Party, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, and assurances as may be required for the purpose of effectuating the consummation of the transactions contemplated by this Agreement.

     15. Termination and Abandonment of the Exchange.

          15.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the consummation of the Exchange:

               (a) By the mutual consent of the Parties hereto;

               (b) By any of the Parties if the Closing has not occurred by June 30, 2006, subject to extension because of delay resulting from the review time taken by, or any comments from, the SEC with respect to proxy materials, subject to any negotiated extensions, subject to the provisions of Section 26 hereof and subject to the obligation of the terminating party to have exercised its commercially reasonable best efforts to conclude the Exchange;

               (c) By Z-Axis if in its reasonable opinion and that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities Laws;

               (d) By the Parties if any of such Parties shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by any Governmental Authority or by any other person of material Litigation or proceedings concerning the Exchange against any Party (it being understood and agreed that a written request by any Governmental Authority for information with respect to the Exchange, which information could be used in connection with such Litigation or proceedings, may be deemed to be a threat of material Litigation or proceedings regardless of whether such request is received before or after the signing of the Agreement); and

               (e) By Z-Axis or SMM if the business or assets or financial condition of the other party, taken as a whole, have been materially and adversely affected, whether by the institution of Litigation, regulatory proceedings or by reason of Material Adverse Change in the operations or business of such other Party.

          15.2 Effect Of Termination. In the event of termination and abandonment under Section 15.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party or its respective officers and directors, except that the provisions of the second sentence of Section 7.1 hereof and the provisions of Section 22 hereof shall continue in effect.

     16. Amendment Or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or condition hereof may be waived, but only by a written instrument executed by each of the Parties. No approval of stockholders shall be required for any amendment, modification or waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

     17. Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and the documents referred to herein, constitutes the entire agreement among the Parties with respect to the Exchange, and supersedes all prior agreements, arrangements or understandings with respect thereto.

     18. Notice. All notices, requests, demands, directions and other communications ("NOTICES") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this
Section 18. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 18. When sent by telecopier or facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

          SMM:

          Silicon Mountain Memory, Incorporated
          Attn: Tre Cates
          4755 Walnut Street
          Boulder, CO 80303
          Facsimile: (303) 938-1166

          Copy to:

          Patton Boggs LLP
          Attn: Alan Talesnick, Esq.
          1660 Lincoln Street, Suite 1900
          Denver, CO 80264
          Facsimile: (303) 894-9239

          Z-AXIS:

          Z-Axis Corporation
          Attn: Alan Treibitz
          5445 DTC Parkway, Suite 450
          Greenwood Village, CO 80111
          Facsimile: 303-713-0299

          Copy to:

          Robert W. Walter, P.C.
          Attn: Robert W. Walter, Esq.
          9660 E. Prentice Center
          Greenwood Village, CO 80111
          Facsimile: (720) 221-8162

          SMM HOLDERS:

          Silicon Mountain Memory, Incorporated
          Attn: Tre Cates
          4755 Walnut Street
          Boulder, CO 80303
          Facsimile: (303) 938-1166

     Any Party may change his or its respective address for purposes of this
Section 18 by giving the other Party Notice of the new address in the manner set forth above.

     19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

     20. Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     21. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     22. Expenses. SMM agrees that it will reimburse Z-Axis for reasonable expenses incurred with respect to the Exchange of up to $37,500 however, that any single expense greater than $1000 will require pre-approval of SMM in writing or email (collectively, the "EXPENSE REIMBURSEMENTS"). If Z-Axis incurs professional, mailing, and printing expenses or other expenses such as filing fees that collectively exceed the amount of the Expense Reimbursements, even if all such Expense Reimbursements have been approved in advance by SMM, the amount of such excess expenses shall be borne solely by Z-Axis. Z-Axis shall provide to SMM an accounting of all expenses to which the Expense Reimbursements are or have been applied on request of SMM. Except as otherwise provided above, each of the Parties shall bear its own costs and expenses associated with the transactions contemplated hereby.

     23. Benefits And Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. The Parties agree that this Agreement is made solely for the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms "successor" or the term "successors and assigns" as used in this Agreement shall not include any holders of the SMM Common Stock, or recipients of the Z-Axis Common Stock pursuant to this Agreement.

     24. Specific Performance. Each Party's obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under applicable Law.

     25. Costs. If any legal action or other proceeding is brought by one of the Parties to this Agreement against another Party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that portion of the action or proceeding in which it prevailed, in addition to any other relief to which it or they may be entitled.

     26. Termination On Default. If Z-Axis or SMM materially defaults in the due and timely performance of any of its or their warranties, covenants or agreements under this Agreement, then the nondefaulting Party may give notice of termination of this Agreement, in the manner provided in Section 18, and such notice shall be provided as soon as reasonably practicable following the nondefaulting Party having determined that a default has occurred. A notice shall specify with particularity the default or defaults on which the notice is based. The defaulting Party, however, shall have the right to cure such default or defaults following receipt of such notice and up to 30 days after the date initially set for Closing. The termination shall be effective 30 days after the date initially set for Closing, unless the specific default or defaults have been cured on or before this effective date for termination.

     27. Choice Of Law. This Agreement shall be governed by, construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Colorado without regard to principles of conflicts of laws.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]

     IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                        SMM:

                                        SILICON MOUNTAIN MEMORY, INCORPORATED


                                        By: /s/ Rudolph (Tre) Cates
                                            ------------------------------------
                                            Rudolph (Tre) Cates,
                                            Chief Executive Officer


                                        SMM PRINCIPAL STOCKHOLDERS:


                                        /s/ Rudolph (Tre) Cates
                                        ----------------------------------------
                                        Rudolph (Tre) Cates


                                        /s/ Roger Haston
                                        ----------------------------------------
                                        Roger Haston


                                        Z-AXIS:

                                        Z-AXIS CORPORATION


                                        By: /s/ Alan Treibitz
                                            ------------------------------------
                                        Alan Treibitz, Chief Executive Officer


                                        Z-AXIS PRINCIPAL STOCKHOLDERS:


                                        /s/ Alan Treibitz
                                        ----------------------------------------
                                        Alan Treibitz


                                        /s/ Stephanie Kelso
                                        ----------------------------------------
                                        Stephanie Kelso

                                  EXHIBIT LIST

Exhibits

A. SMM Stockholders and Exchange Shares

B. SMM Purchase Rights Holders and Z-Axis Conversion Purchase Rights

C. Form of Z-Axis LLC Purchase Agreement

                                    EXHIBIT A

                      SMM STOCKHOLDERS AND EXCHANGE SHARES

                                       SHARES OF SMM   EXCHANGE SHARES
             SMM STOCKHOLDERS           COMMON STOCK     TO BE ISSUED
             ----------------          -------------   ---------------
 1.   Bishop, Marcia                        20,000           22,223
 2.   Blackman, John                       100,000          111,116
 3.   Boyle, Ralph                         105,000          116,671
 4.   Butler, Rick                          47,000           52,224
 5.   Castillo, George                       3,000            3,333
 6.   Cates, Rudolph Alvin III (Tre)       782,250          869,202
 7.   Cates, Rudolph Jr.                    20,000           22,223
 8.   Clark, Dennis                        299,605          332,906
 9.   Clark, Gary & Rita TST               150,000          166,673
10.   Clark, Jeff                           20,000           22,223
11.   Crossen, Mark                      1,526,373        1,696,039
12.   CVB Partnership                       30,000           33,335
13.   Douglas, Ricky and Charlotte           5,000            5,556
14.   Fain, Mickey                          25,000           27,779
15.   Gibson, Diana                          1,400            1,556
16.   Hackman, Tammy                         1,500            1,667
17.   Hanner, Patrick                      240,625          267,372
18.   Harcum Family (4)                         20               22
19.   Haston, Roger                        400,000          444,463
20.   King, Jack                                70               78
21.   Kittelson, Kevin                       6,000            6,667
22.   Norton Commando                      175,000          194,451
23.   Ratliff, Thomas                        3,000            3,333
24.   RayneMark Investments LLC            280,000          311,124
25.   Roberts, Wendy                         8,000            8,889
26.   Stover, Thomas                        15,000           16,667
27.   Swider, David                        100,000          111,116
28.   Vining, Alonzo                        21,000           23,334
29.   Vining, Billy                         69,930           77,703
30.   Vining, William                        6,000            6,667
31.   Williams, Jeff                        15,000           16,667
                                         ---------        ---------
      TOTAL                              4,475,773        4,973,284
                                         =========        =========

                                    EXHIBIT B

        SMM PURCHASE RIGHTS HOLDERS AND Z-AXIS CONVERSION PURCHASE RIGHTS

                             INCENTIVE STOCK OPTIONS

                                         RIGHTS     Z-AXIS CONVERSION                       GRANT    EXPIRATION   EXERCISE
       SMM PURCHASE RIGHTS HOLDERS    OUTSTANDING    PURCHASE RIGHTS    CERTIFICATE NO.     DATE        DATE        PRICE
      -----------------------------   -----------   -----------------   ---------------   --------   ----------   --------
1.    Rudolph Alvin Cates III (Tre)      500,000          556484                1         01/31/04    01/30/09      $0.28
2.    Shaun Hanner                       360,000          400668                3         01/31/04    01/30/09      $0.28
3.    Brett Snare                         50,000           55648                8         01/31/04    10/28/13      $0.25
4.    Roy Lunde                           50,000           55648                9         01/31/04    10/28/13      $0.25
5.    Tom Stover                          10,000           11130               10         01/31/04    10/28/13      $0.25
6.    Jarrett Winter                      25,000           27824               11         01/31/04    10/28/13      $0.25
7.    Greggar S. Helgeland                25,000           27824               13         01/31/04    10/28/13      $0.25
8.    David R. Myers                      25,000           27824               14         01/31/04    10/28/13      $0.25
9.    David J. Boylan                     20,000           22259               15         01/31/04    10/28/13      $0.25
10.   Kelly Neiberger                     20,000           22259               16         01/31/04    10/28/13      $0.25
11.   Michael Friesen                     20,000           22259               17         01/31/04    10/28/13      $0.25
12.   Gary Zeidner                        30,000           33389               18         01/31/04    10/28/13      $0.25
13.   Andrew Dodge                        12,000           13356               19         01/31/04    10/28/13      $0.25
14.   Davis J. Gollata                    12,000           13356               21         01/31/04    10/28/13      $0.25
15.   Kevin J. Kittelson                   6,000            6678               24         01/31/04    10/28/13      $0.25
16.   Jennifer L. Cates                   12,000           13356               26         01/31/04    01/30/09      $0.28
17.   Christian R. Laurenzano              9,000           10017               27         01/31/04    10/28/13      $0.25
18.   Mark A. Perry                        6,000            6678               29         01/31/04    10/28/13      $0.25
19.   Lisa J. Cook                         8,000            8904               30         01/31/04    10/28/13      $0.25
20.   Jimmy M. Smith                       6,000            6678               32         01/31/04    10/28/13      $0.25
21.   Cathleen L. Rinker                   4,000            4452               36         01/31/04    10/28/13      $0.25
22.   Dan Rinker                           3,000            3339               38         01/01/05    01/01/14      $0.75
23.   Austin E. Smart                     15,000           16695               39         01/01/05    01/01/14      $0.75
24.   Judy A. Nelson                       9,000           10017               40         01/01/05    01/01/14      $0.75
25.   Gavin N. Moore                       9,000           10017               41         01/01/05    01/01/14      $0.75
26.   Beau B. Blackwell                   13,500           15025               42         01/01/05    01/01/14      $0.75
27.   Kristen D. Meador                   13,500           15025               43         01/01/05    01/01/14      $0.75

                                    EXHIBIT B

        SMM PURCHASE RIGHTS HOLDERS AND Z-AXIS CONVERSION PURCHASE RIGHTS

                             INCENTIVE STOCK OPTIONS

                                         RIGHTS     Z-AXIS CONVERSION                       GRANT    EXPIRATION   EXERCISE
       SMM PURCHASE RIGHTS HOLDERS    OUTSTANDING    PURCHASE RIGHTS    CERTIFICATE NO.     DATE        DATE        PRICE
      -----------------------------   -----------   -----------------   ---------------   --------   ----------   --------
28.   Matt Baca                            9,000           10017               45         01/01/05    01/01/14      $0.75
29.   Connie Buckley                       4,000            4452               46         01/01/05    01/01/14      $0.75
30.   Gary Zeidner                        10,000           11130               48         01/01/05    01/01/14      $0.75
31.   Andrew Gerber                        2,000            2226               49         01/01/05    01/01/14      $0.75
32.   Scott Kuether                        4,000            4452               50         01/01/05    01/01/14      $0.75
33.   Doug Lange                          35,000           38954               51         01/01/05    01/01/14      $0.75
34.   Ann Marie Monticello                 4,000            4452               53         01/01/05    01/01/14      $0.75
35.   Charles Parish                       6,000            6678               55         01/01/05    01/01/14      $0.75
36.   Amber Saurwein                       4,000            4452               57         01/01/05    01/01/14      $0.75
37.   Lori Schroeder                       4,000            4452               58         01/01/05    01/01/14      $0.75
38.   Leslie Sutton                        6,000            6678               59         01/01/05    01/01/14      $0.75
39.   Keith Tatum                          6,000            6678               60         01/01/05    01/01/14      $0.75
40.   Dianna Wright                        4,000            4452               63         01/01/05    01/01/14      $0.75
41.   Dave Boylan                         10,000           11130               65         01/01/05    01/01/14      $0.75
42.   Brett Snare                         25,000           27824               67         01/01/05    01/01/14      $0.75
43.   Jennifer Cates                       4,000            4452               68         01/01/05    01/01/14      $0.75
44.   Roger Haston                       140,000          155815               70         01/01/05    01/01/14      $0.75
45.   Rock Arvold                          2,000            2226               71         01/01/05    01/01/14      $0.75
46.   Elisabeth Burrell                    2,000            2226               72         01/01/05    01/01/14      $0.75
47.   Rudolph Alvin Cates III (Tre)       40,000           44519               73         03/01/06    02/28/11      $0.83
48.   Roger Haston                        25,000           27824               74         03/01/06    10/27/13      $0.75
49.   Shaun Hanner                        25,000           27824               75         03/01/06    10/27/13      $0.75
50.   Doug Lange                          12,500           13912               81         03/01/06    10/27/13      $0.75
                                       ---------
      TOTAL                            1,656,500
                                       =========

                                    EXHIBIT B

        SMM PURCHASE RIGHTS HOLDERS AND Z-AXIS CONVERSION PURCHASE RIGHTS

                           NON-QUALIFIED STOCK OPTIONS

      SMM PURCHASE                            Z-AXIS CONVERSION
      RIGHTS HOLDERS     RIGHTS OUTSTANDING    PURCHASE RIGHTS    CERTIFICATE NO.   GRANT DATE   EXPIRATION DATE   EXERCISE PRICE
      ----------------   ------------------   -----------------   ---------------   ----------   ---------------   --------------
1.    John Blackman             40,000              44519                 4          01/31/04        01/30/09           $0.28
2.    Chong Man Lee              3,000               3339                 5          01/31/04        01/30/09           $0.28
3.    John Blackman             21,250              18364                76          03/01/06        02/28/11           $0.75
4.    Rick Butler               12,500              13912                77          03/01/06        02/28/11           $0.75
5.    Mickey Fain               14,000              15582                78          03/01/06        02/28/11           $0.75
6.    Eric Whittenburg          14,000              15582                79          03/01/06        02/28/11           $0.75
7.    Dennis Clark              12,500              13912                80          03/01/06        02/28/11           $0.75
8.    Raffe VanDenBurg          50,000              55648                82          03/01/06        02/28/11           $0.75
9.    Chong Man Lee             14,000              15582                83           4/20/06         4/20/11           $0.75
10.   Mark Crossen              12,500              13912                84           4/20/06         4/20/11           $0.75
                               -------
      TOTAL                    193,750
                               =======

                                    EXHIBIT C

                      FORM OF Z-AXIS LLC PURCHASE AGREEMENT


                                       C-1